Exhibit 2.1

Execution Version
AGREEMENT AND PLAN OF MERGER
entered into by and among
FORGE GLOBAL HOLDINGS, INC.,
THE CHARLES SCHWAB CORPORATION
and
EMBER-FALCON MERGER SUB, INC.
Dated as of November 5, 2025

TABLE OF CONTENTS
Page

ARTICLE I Definitions; Interpretation and Construction	-2-
1.1. Definitions	-2-
1.2. Other Terms	-17-
1.3. Interpretation and Construction	-17-
ARTICLE II Closing; Certificate of Merger and Effective Time; The Merger	-19-
2.1. Closing	-19-
2.2. Certificate of Merger and Effective Time	-19-
2.3. The Merger	-20-
ARTICLE III Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation	-20-
3.1. Certificate of Incorporation of the Surviving Corporation	-20-
3.2. Bylaws of the Surviving Corporation	-20-
3.3. Directors of the Surviving Corporation	-20-
3.4. Officers of the Surviving Corporation	-20-
ARTICLE IV Effect of the Merger on Capital Stock; Delivery of Merger Consideration	-21-
4.1. Effect of the Merger on Capital Stock	-21-
4.2. Delivery of Merger Consideration	-21-
4.3. Treatment of Company Equity Awards and ESPP	-25-
4.4. Adjustments to Prevent Dilution	-27-
4.5. Warrant Treatment	-28-

ARTICLE V Representations and Warranties of the Company	-28-
5.1. Organization, Good Standing and Qualification	-28-
5.2. Capital Structure	-29-
5.3. Corporate Authority; Approval	-30-
5.4. Governmental Filings; No Violations.	-31-
5.5. Compliance with Laws; Licenses.	-32-
5.6. Company Reports	-34-
5.7. Disclosure Controls and Procedures and Internal Control Over Financial Reporting	-34-
5.8. Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements	-35-
5.9. Litigation	-36-
5.10. Absence of Certain Changes	-36-
5.11. Material Contracts	-37-
5.12. Employee Benefits	-39-
5.13. Labor Matters	-41-
5.14. Environmental Matters	-42-
5.15. Tax Matters	-42-
5.16. Real Property.	-44-
5.17. Tangible Property	-45-
5.18. Intellectual Property; Information Technology; Privacy	-45-
5.19. Insurance	-46-
5.20. Takeover Statutes	-47-
5.21. Brokers and Finders	-47-
5.22. Broker-Dealer Representations	-47-

5.23. Investment Adviser Representations	-48-
5.24. Reports	-49-
5.25. Agreements with Regulatory Agencies	-50-
5.26. No Other Representations or Warranties; Non-Reliance	-50-
ARTICLE VI Representations and Warranties of Parent and Merger Sub	-51-
6.1. Organization, Good Standing and Qualification	-51-
6.2. Capitalization and Business of Merger Sub	-52-
6.3. Corporate Authority	-52-
6.4. Governmental Filings; No Violations	-52-
6.5. Litigation	-53-
6.6. Absence of Certain Agreements	-53-
6.7. Beneficial Ownership of Shares	-54-
6.8. Available Funds	-54-
6.9. Solvency	-54-
6.10. Brokers and Finders	-54-
6.11. No Other Representations or Warranties; Non-Reliance	-54-
ARTICLE VII Covenants	-55-
7.1. Interim Operations	-55-
7.2. Acquisition Proposals; Change of Recommendation	-60-
7.3. Company Stockholders Meeting	-64-
7.4. Approval of Sole Stockholder of Merger Sub	-64-
7.5. Proxy Statement; Other Regulatory Matters	-64-
7.6. Status and Notifications	-69-

7.7. Third-Party Consents	-69-
7.8. Information and Access	-69-
7.9. Publicity	-72-
7.10. Employee Benefits	-72-
7.11. Indemnification; Directors’ and Officers’ Insurance	-74-
7.12. Takeover Statutes	-75-
7.13. Transaction Litigation	-76-
7.14. Section 16 Matters	-76-
7.15. Delisting and Deregistration	-76-
7.16. Certain Actions	-76-
7.17. Advisory Client Consent Process	-77-
ARTICLE VIII Conditions to Effect the Closing	-78-
8.1. Conditions to Each Party’s Obligation to Effect the Closing	-78-
8.2. Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing	-78-
8.3. Conditions to the Company’s Obligation to Effect the Closing	-79-
ARTICLE IX Termination	-80-
9.1. Termination by Mutual Written Consent	-80-
9.2. Termination by Either the Company or Parent	-80-
9.3. Termination by the Company	-81-
9.4. Termination by Parent	-81-
9.5. Notice of Termination; Effect of Termination and Abandonment	-82-
ARTICLE X Miscellaneous and General	-83-
v

10.1. Survival	-83-
10.2. Notices	-84-
10.3. Expenses	-85-
10.4. Transfer Taxes	-85-
10.5. Amendment or Other Modification; Waiver	-85-
10.6. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	-86-
10.7. Specific Performance	-87-
10.8. Third-Party Beneficiaries	-87-
10.9. Fulfillment of Obligations	-88-
10.10. Successors and Assigns	-88-
10.11. Entire Agreement	-89-
10.12. Severability	-89-
10.13. Counterparts; Effectiveness	-90-

EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A    Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B    Form of Bylaws of the Surviving Corporation
Exhibit C    Form of Motive Support Agreement
Exhibit D    Form of Deutsche Börse Support Agreement

SCHEDULES
Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 5, 2025, is entered into by and among Forge Global Holdings, Inc., a Delaware corporation (the “Company”), The Charles Schwab Corporation, a Delaware corporation (“Parent”), and Ember-Falcon Merger Sub, Inc., a Delaware corporation and direct Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct Wholly Owned Subsidiary of Parent;
WHEREAS, the Company Board has established an independent and disinterested special committee of the Company Board (the “Special Committee”);
WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), and (b) recommended that the Company Board (i) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, (ii) determine that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (iii) direct that this Agreement be submitted to the holders of Shares for their adoption and (iv) resolve, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement;
WHEREAS, the Company Board, acting upon the recommendation of the Special Committee, has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (c) directed that this Agreement be submitted to the holders of Shares for their adoption and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement;
WHEREAS, the board of directors of Parent has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement,

(b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), (c) directed that this Agreement be submitted to Parent (as Merger Sub’s sole stockholder) for its adoption and (d) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement;
WHEREAS, concurrently with the entry into this Agreement, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Motive Capital Fund I-A, L.P., Motive Capital Fund I-B, LP, Motive Capital Fund I-MPF, LP, MCF2 FG Aggregator, LLC, Motive Capital Funds Sponsor, LLC and Deutsche Börse AG are entering into support agreements, in the forms attached as Exhibit C and Exhibit D hereto (the “Support Agreements”); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

Definitions; Interpretation and Construction
1.1.    Definitions. The following terms have the meanings set forth in this Section 1.1:
“Acquisition Proposal” means any proposal, offer or indication of interest from any Person or Group relating to any transaction (or series of related transactions) involving (a) any acquisition or purchase by any Person or Group, directly or indirectly, of twenty percent or more of any class of outstanding voting or equity securities of the Company or any of its Significant Subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning twenty percent or more of any class of outstanding voting or equity securities of the Company, or (b) any merger, amalgamation, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in any Person or Group, directly or indirectly, (i) acquiring assets of the Company or any of its Subsidiaries representing twenty percent or more of the Company’s consolidated assets or (ii) beneficially owning twenty percent or more of any class of outstanding voting or equity securities of the Company or of the surviving entity or of the resulting direct or indirect parent of the Company or such surviving entity, in each case other than any proposal, offer or indication of interest made by or on behalf of Parent or any of its Subsidiaries pursuant to this Agreement.
“Advisory Client” has the meaning set forth in Section 7.17(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made but, with respect to the Company, excludes each reporting person that has filed a Schedule 13D reporting beneficial ownership of Shares as of the date hereof. For purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any agreement, letter of intent, memorandum of understanding, agreement in principle or any other similar agreement, or document providing for any Acquisition Proposal.
“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.
“Applicable Date” means December 31, 2023.
“Audit Committee” means the audit committee of the Company Board.
“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.
“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in San Francisco, California are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.
“Bylaws” has the meaning set forth in Section 3.2.
“Capitalization Date” means 5:00 p.m. (New York time) on November 4, 2025.
“Certificate” means each certificate formerly representing any Eligible Shares.
“Certificate of Merger” means a certificate of merger relating to the Merger.

“Change of Recommendation” means any of the actions set forth in clauses (A) through (F) of Section 7.2(d)(i).
“Charter” has the meaning set forth in Section 3.1.
“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.
“Client Consents” has the meaning set forth in Section 7.17(a).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing actually occurs.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company Approvals” has the meaning set forth in Section 5.4(a).
“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained by, contributed to or required to be contributed to, or with respect to which any potential obligation or liability is borne by, the Company or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Company Board” means the board of directors of the Company, including any committee thereof to the extent such a committee, as of any applicable time, (a) was or is authorized to exercise the powers and authority of the board of directors of the Company pursuant to the Company’s Organizational Documents and/or the DGCL, and (b) was or is exercising such powers and authority.
“Company Compensation Committee” means the compensation committee of the Company Board.
“Company Common Warrant” means each warrant to purchase one Share at an exercise price of $59.65 that is issued and outstanding immediately prior to the Effective Time.
“Company Disclosure Schedule” has the meaning set forth in Article V.

“Company Equity Awards” means, collectively, the Company Options, Company RSUs, Company RSAs and Company PSUs.
“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Company Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event is, or would reasonably be expected to, be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, no Event to the extent resulting from, arising out of or related to, any of the following, either individually or in the aggregate, shall be taken into account in determining whether a Company Material Adverse Effect has occurred:
(a)    any Event generally affecting the economy, credit, capital, securities or financial markets, including interest rates, exchange rates, monetary policies, tariffs or trade wars, or political, regulatory or business conditions in the geographic markets in which the Company or any of its Subsidiaries has material operations in or in which any of the Company’s or any of its Subsidiaries’ products or services are sold or sourced (as applicable);
(b)    any Event generally affecting the financial services and financial technology industries, markets or geographical areas in which the Company or any of its Subsidiaries have material operations;
(c)    any Event directly and proximately caused by the entry into, announcement, pendency or performance of the transactions contemplated by this Agreement, or directly resulting or arising from the identity of, or any actions taken or failed to be taken by Parent or any of its Subsidiaries (other than those required or expressly permitted pursuant to this Agreement); provided that the exceptions in this clause (c) shall not apply to the representations and warranties set forth in Section 5.4 or in the conditions set forth in Article VIII with respect to such representations and warranties;
(d)    any change or modification in GAAP or in any Law, or the interpretation or enforcement thereof, after the date of this Agreement;
(e)    any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception to this clause (e) shall not prevent or otherwise affect a determination that any Event (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;
(f)    act of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors affecting the Company and its Subsidiaries), any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemics, pandemics, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis;
(g)    any Proceeding arising from allegations of any breach of fiduciary duty to the extent relating to this Agreement or the transactions contemplated by this Agreement;
(h)    any action required or expressly permitted to be taken or failed to be taken by the Company or any of its Subsidiaries or its or their respective Representatives pursuant to this Agreement or any action taken or failed to be taken with Parent’s written consent or at Parent’s written request;
(i)    any change in the credit rating of the Company or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;
(j)    a decline in the market price, or change in trading volume of the Shares on the NYSE or any other securities of the Company; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;
(k)    any matter set forth in Section 1.1.(a) of the Company Disclosure Schedule;
(l)    any actions required under the Agreement or applicable Law to obtain any approval or authorization under applicable Law for the consummation of the Merger; or
(m)    any public disclosure by Parent regarding its plans with respect to the conduct of the Company’s business following Closing and any action or communication by Parent with respect to or to the Company’s employees;
provided, further that if one or more of the Events set forth in clauses (a), (b), (d) and (f) materially and disproportionately adversely affects the Company and its Subsidiaries compared to other companies operating in the financial services and financial technology industries in which the Company and its Subsidiaries operate or their products or services are sold or sourced, as applicable, then the incremental material and disproportionate impact of such Events shall be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent otherwise permitted by this definition.
“Company Option” means any outstanding option to purchase Shares granted under the Stock Plans.
“Company Option Payments” has the meaning set forth in Section 4.3(e).

“Company Preferred Stock” means the shares of preferred stock of the Company, par value $0.0001 per share.
“Company Private Placement Warrant” means a warrant to purchase one Share at an exercise price of $172.50 that was assumed by the Company as part of its business combination and that is issued and outstanding immediately prior to the Effective Time.
“Company PSU” means any outstanding performance share unit granted under the Stock Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics for which the applicable performance period is not complete (it being understood that the Company shall prior to the Closing Date certify performance for any performance share unit for which the applicable performance period is complete, based on actual performance).
“Company Recommendation” has the meaning set forth in Section 5.3(b).
“Company Reports” means the reports, forms, proxy statements, prospectuses, registration statements and other statements, certifications and documents required to be or are otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto, in each case, to the extent publicly available on Edgar.
“Company RSA” means any outstanding restricted Shares granted in connection with the Agreement and Plan of Merger by and among the Company, Margo Merger Sub I, LLC, Margo Merger Sub II, LLC, Accuidity, LLC, and Kotska LLC, dated as of July 1, 2025.
“Company RSU” means (i) any outstanding restricted stock unit granted under the Stock Plans and (ii) any outstanding performance share unit granted under the Stock Plan whose applicable performance period is complete but that remains subject to service-based vesting conditions.
“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to consider the adoption of this Agreement.
“Company Warrants” means the Company Common Warrants and Company Private Placement Warrants.
“Confidentiality Agreement” means the non-disclosure agreement, entered into between the Company and Parent, dated July 15, 2025, as amended.
“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or any of its Subsidiaries.

“Contract” means any legally binding contract, agreement, undertaking, lease, license, note, mortgage, indenture, arrangement or any other similar obligation (excluding any Company Benefit Plan).
“D&O Insurance” has the meaning set forth in Section 7.11(b).
“Data Privacy Requirements” means, to the extent applicable to the respective businesses of Company or its Subsidiaries, (a) all Laws relating to the protection, privacy, security or processing of Personal Information, (b) all binding obligations concerning the protection, privacy, security and processing of Personal Information under any binding industry standard or guideline or any Contracts to which Company or any of its Subsidiaries is a party, and (c) all binding obligations under any consumer-facing privacy policy or notice of Company or any of its Subsidiaries.
“Delisting Period” has the meaning set forth in Section 7.15.
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosing Party” has the meaning set forth in Section 7.5(b)(iii).
“Dissenting Shares” has the meaning set forth in the definition of “Dissenting Stockholders.”
“Dissenting Stockholders” means the holders of Shares who have duly demanded appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such right to appraisal under Section 262 of the DGCL (such Shares for which appraisal has been so duly demanded and the right thereto under Section 262 of the DGCL not effectively withdrawn or otherwise waived or lost, the “Dissenting Shares”).
“DTC” means The Depository Trust Company.
“Effective Time” has the meaning set forth in Section 2.2.
“Eligible Shares” means the Shares issued and outstanding immediately prior to the Effective Time, other than, subject to the last sentence of Section 4.2(f), any Excluded Shares.
“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, or other similar encumbrance.
“Environmental Law” means any Law in effect on or prior to the date of this Agreement concerning the (a) protection of the environment or (b) handling, use, storage, treatment, transportation, disposal, release or threatened release of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.
“ESPP” means the Company’s Employee Stock Purchase Plan.
“Event” means any event, development, change, effect, state of facts, condition, circumstance or occurrence.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).
“Excluded Shares” means the (a) Shares owned by Parent, Merger Sub or any other Wholly Owned Subsidiary of Parent, the Company or any Wholly Owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (b) Dissenting Shares.
“Export and Sanctions Regulations” means all applicable sanctions and export control and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business or are otherwise subject to, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“FINRA Approval” means the decision of FINRA as specified in FINRA Rule 1017 granting approval of the Continuing Membership Application with respect to the transactions contemplated by this Agreement and the change of ownership of the Company Broker-Dealer Subsidiary.
“Fraud” means, with respect to a Party, an actual and intentional common law fraud as defined under Delaware law on the part of such Person with respect to the making of any representation or warranty set forth in Article V or Article VI (as may be applicable) or the certificates contemplated by Section 8.2(d) and Section 8.3(c), as applicable, as determined by a court of competent jurisdiction. For the avoidance of doubt, “Fraud” shall not include any claim based on constructive knowledge, recklessness, negligent misrepresentation or any similar theory.
“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board applicable as of the time of the relevant financial statements or accounting procedure or action referred to herein and consistently applied during the periods involved.
“Governmental Entity” means any U.S. or non-U.S. (including any supranational) governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, body or other entity or any subdivision or instrumentality thereof, including any public international organization, stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.
“Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.
“Hazardous Substance” means any substance that is listed, designated or classified as hazardous, radioactive, toxic, a pollutant or a contaminant under applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, all obligations, liabilities or undertakings by such Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment (excluding accounts payable incurred in the Ordinary Course of Business), (d) pursuant to securitization or factoring programs or arrangements, (e) to maintain or cause to be maintained the financing, financial positions or covenants of others or to purchase the obligations or property of others, (f) for net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), or (g) pursuant to guarantees (other than a clearing house guarantee) of any obligation, liability or undertaking of any other Person contemplated by the foregoing clauses (a) through (f) of this definition, in each case including all interest, penalties and other payments due with respect thereto, but excluding: (i) intercompany indebtedness, obligations, liabilities or undertakings (including any guarantees or arrangements having the economic effect of a guarantee) (x) solely between Parent and its Wholly Owned Subsidiaries or solely among Parent’s Wholly Owned Subsidiaries, or (y) solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries (as applicable); (ii) obligations, liabilities or undertakings for operating leases or real property leases; (iii) obligations, liabilities or undertakings in respect of interest rate and currency obligation swaps, hedges or similar arrangements or in respect of annuity insurance products created or entered into in the Ordinary Course of Business; (iv) obligations, liabilities or undertakings under performance bonds, other than amounts then due and owing and not being contested in good faith by appropriate proceedings; or (v) any redemption premium, prepayment penalty or similar payment with respect to capitalized leases contemplated by clause (c) of this definition to the extent the execution and delivery of this Agreement or the Closing would not reasonably be expected to trigger a default under such leases and such leases either are not required by their terms to be repaid in full at the Closing or do not require the lessor thereunder to offer to make a repayment as a result of the Closing.
“Indemnified Parties” means, collectively, each present and former (determined as of the Effective Time for purposes of Section 7.11) director or officer of the Company or any of its Subsidiaries (or other Persons performing similar functions), or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Company Benefit Plan, at the request or benefit of the Company or any of its Subsidiaries, together with such individual’s respective heirs, executors, trustees, fiduciaries or administrators, in each case when acting in such capacity.
“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements maintained by the Company or any of its Subsidiaries.
“Intellectual Property Rights” means, any and all rights in or to intellectual property, including any of the following in any jurisdiction in the world, whether registered or unregistered: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) works of authorship, whether or not copyrightable, copyrights and all registrations, applications for registration, and renewals thereof; (d) domain names and social media accounts or user names; and (e) trade secrets, know-how, and other similar confidential or proprietary information.
“Intervening Event” means an Event with respect to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries that first becomes actually known by the Company Board after the execution and delivery of this Agreement and was not reasonably foreseeable by the Company Board as of the execution and delivery of this Agreement (or if was actually known by the Company Board as of or prior to the execution and delivery of this Agreement, the material consequences of which were not actually known by, or reasonably foreseeable to, the Company Board at such time); provided that under no circumstances shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) an Event that involves an Acquisition Proposal or a Superior Proposal; or (b) any change in the market price or trading volume of Shares, any change in the credit rating of the Company or any of its securities, or the Company failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earnings predictions, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to any of the foregoing in this clause (b) may constitute or be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded under this definition).
“Investment Advisers Act” means the Investment Advisers Act of 1940.
“Investor Consent” has the meaning set forth in Section 7.17(a).
“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means technology devices, computers, software, hardware, systems, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation. For clarity, “IT Assets” excludes any Intellectual Property Rights.
“Knowledge” or any similar phrase means (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 1.1(b) of the Company Disclosure Schedule and (b) with respect to Parent and/or Merger Sub, the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent, in each case of the foregoing clauses (a) and (b) of this definition, following due inquiry of such individual’s direct reports.
“Law” means any law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity, or any Order.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances and exemptions issued or granted by a Governmental Entity.
“Material Contract” has the meaning set forth in Section 5.11(a)(xv).
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.
“New Client” has the meaning set forth in Section 7.17(a).
“Non-Wholly Owned Subsidiary” has the meaning set forth in Section 5.2(f).
“Notice Period” has the meaning set forth in Section 7.2(d)(iii).
“NYSE” means the New York Stock Exchange.
“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, the conduct by such Person in connection with the relevant business in accordance with such Person’s normal day-to-day customs, practices and procedures.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Original Date” has the meaning set forth in Section 7.3(b).
“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries or the Company or any of its Subsidiaries are otherwise subject.
“Outside Date” has the meaning set forth in Section 9.2(a).
“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by Company or its Subsidiaries.
“Owned IT Assets” means all IT Assets owned or purported to be owned by Company or its Subsidiaries.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Approvals” has the meaning set forth in Section 6.4(a).
“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.
“Parties” has the meaning set forth in the Preamble.
“Paying Agent” means the paying agent selected by Parent prior to the Effective Time that is reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed).

“Paying Agent Agreement” means the Contract pursuant to which Parent shall appoint the Paying Agent, which shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed).
“Permitted Confidentiality Agreement” has the meaning set forth in Section 7.2(b)(i).
“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable or that the Person subject to such Taxes or other governmental charges is contesting in good faith by appropriate proceedings; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and which are not, individually or in the aggregate, material; (c) other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted, or restrictions or exclusions that would be shown by a current title report or other similar report; (d) Encumbrances arising under or relating to applicable securities Laws; (e) with respect to the Company and its Subsidiaries, Encumbrances arising under or relating to this Agreement or any of the Organizational Documents of the Company or any of its Subsidiaries, respectively; (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (g) any licenses or other similar rights with respect to Intellectual Property Rights; and (h) any Encumbrances set forth in Section 1.1(c) of the Company Disclosure Schedule.
“Per Share Merger Consideration” means $45.00 per Share in cash, without interest.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Information” means information that identifies or is reasonably capable of identifying, a particular individual and, when referring to applicable Laws, has the same meaning as the similar or equivalent term defined thereunder.
“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Proxy Statement” has the meaning set forth in Section 7.5(a)(i).
“Real Property” means the Owned Real Property and Leased Real Property.

“Receiving Party” has the meaning set forth in Section 7.5(b)(iii).
“Registered Intellectual Property” means Owned Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.
“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.
“Restraint” has the meaning set forth in Section 9.2(b).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Share” means any share of the common stock of the Company, par value $0.0001 per share.
“Significant Subsidiary” means “significant subsidiary” as defined by Rule 1.02(w) of Regulation S-X under the Exchange Act.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s obligations and liabilities on a consolidated basis (including contingent obligations and liabilities) is less than the sum of such Person’s assets on a consolidated basis, (b) such Person will not have, on a consolidated basis, unreasonably small capital to conduct the businesses in which it is engaged or intends to be engaged and (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will incur, debts, including contingent and other obligations or liabilities, beyond its ability to pay such debts as they become absolute and mature in the Ordinary Course of Business.
“Special Committee” has the meaning set forth in the Recitals.
“Stock Plans” means, collectively, the Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan and the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.
“Substantial Detriment” has the meaning set forth in Section 7.5(b)(ii)(E).
“Superior Proposal” means an unsolicited and bona fide written Acquisition Proposal made after the date of this Agreement that if the transactions or series of related transactions contemplated thereby were consummated would result in a Person or Group, other than Parent or any of its Subsidiaries or any Group that Parent or any of its Subsidiaries are members of, becoming the beneficial owner of, directly or indirectly, fifty percent or more of the: (a) total voting power of the equity securities of the Company and its Subsidiaries (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity); or (b) consolidated net revenues, net income or total assets, in each of the foregoing clauses (a) and (b) of this definition, as of the date of such Acquisition Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent pursuant to Section 7.2(d)(iii) and such other factors the Company Board deems relevant acting in good faith).
“Surviving Corporation” has the meaning set forth in Section 2.3.
“Tail Period” means the six years from and after the Effective Time.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes, including, for the avoidance of doubt, any amendments or supplements thereof, required to be filed or supplied to any Taxing Authority.
“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, ad valorem, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any such taxes, duties and assessments (such a Governmental Entity, a “Taxing Authority”).
“Taxing Authority” has the meaning set forth in the definition of “Taxes.”

“Termination Fee” means an amount equal to $25,740,000.
“Transaction Litigation” has the meaning set forth in Section 7.13.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.
1.2.    Other Terms. Each of the capitalized terms used in this Agreement and not defined in Section 1.1 has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.
1.3.    Interpretation and Construction.
(a)    The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.
(b)    Unless otherwise specified in this Agreement or the context otherwise requires:
(i)    all Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses exhibits and schedules to this Agreement and references to Schedules include the Company Disclosure Schedule;
(ii)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);
(iii)    the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa;
(iv)    words importing the masculine gender shall include the feminine and neutral genders and vice versa;
(v)    whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”;
(vi)    the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement;
(vii)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(viii)    all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP;
(ix)    whenever the word “transfer” is used, it shall be deemed to be followed by the words “including, if applicable, pursuant to the division of a limited liability company, limited partnership or other entity”;
(x)    references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions;
(xi)    the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
(xii)    the term “dollars” and the symbol “$” mean U.S. Dollars and all amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is incurred, and if the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny;
(xiii)    references to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties such obligation shall be deemed satisfied if (A) such one or more Parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of the Company or otherwise to such other Party or Parties or its or their Representatives, in each case in connection with the transactions contemplated by this Agreement prior to the execution and delivery of this Agreement, or (B) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions at least one Business Day prior to the date of this Agreement;
(xiv)    when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day and references to a number of days shall refer to calendar days unless Business Days are specified;
(xv)    all references to any (A) statute include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (B) Law shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the date of this Agreement; and
(xvi)    all references to (A) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (B) this Agreement mean this Agreement (taking into account the provisions of Section 10.11(a)) as amended or otherwise modified from time to time in accordance with Section 10.5.
(c)    The Company Disclosure Schedule may include items and information the disclosure of which is not required either in response to an express disclosure requirement of this Agreement or as an exception to one or more provisions set forth in this Agreement. Inclusion of any such items or information in the Company Disclosure Schedule shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, it has had or would reasonably be expected to result in a Company Material Adverse Effect.
(d)    The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

Closing; Certificate of Merger and Effective Time; The Merger
2.1.    Closing. Subject to the provisions of Article IX, the closing of the Merger shall take place remotely by electronic exchange of documents as soon as practicable following the Effective Time, on a date to be specified by the parties, which shall be no later than the fourth Business Day after the date the conditions set forth in Article IX (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, and at such other time, or on such other date as the Parties may mutually agree in writing.
2.2.    Certificate of Merger and Effective Time. As promptly as practicable following the Closing, but on the Closing Date, the Company shall (a) cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees and make all other filings or recordings required under the DGCL in connection with such filing of the Certificate of Merger and the Merger, which shall become effective at the date and time when the Certificate of Merger has been executed and filed pursuant to clause (a) of this Section 2.2, or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger so executed and filed (such date and time, as applicable, the “Effective Time”).
2.3.    The Merger. Subject to the terms and conditions of this Agreement and pursuant to Section 251 and Section 259 of the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and, from and after the Effective Time, shall be a direct Wholly Owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger, and (c) the Merger shall have such other applicable effects set forth in the DGCL.
ARTICLE III

Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation
3.1.    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to read substantially as set forth in Exhibit A, until thereafter duly amended, restated or amended and restated as provided therein and/or by applicable Law, in each case consistent with the obligations set forth in Section 7.11.
3.2.    Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of the Surviving Corporation (the “Bylaws”) shall be substantially as set forth in Exhibit B, until thereafter amended, restated or amended and restated as provided therein, the Charter and/or by applicable Law, in each case consistent with the obligations set forth in Section 7.11.
3.3.    Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.
3.4.    Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.

ARTICLE IV

Effect of the Merger on Capital Stock; Delivery of Merger Consideration
4.1.    Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:
(a)    Merger Consideration. Each Eligible Share shall be converted into the right to receive the Per Share Merger Consideration, and shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate, and each Book-Entry Share, shall thereafter only represent the right to receive the Per Share Merger Consideration, payable pursuant to Section 4.2.
(b)    Treatment of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights any Dissenting Stockholders may have pursuant to Section 4.2(f) with respect to any Excluded Shares that are Dissenting Shares.
(c)    Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.01 per share, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.
4.2.    Delivery of Merger Consideration.
(a)    Deposit of Merger Consideration and Paying Agent.
(i)    At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares pursuant to Section 4.2(b) (such cash, the “Exchange Fund”).
(ii)    Pursuant to the Paying Agent Agreement the Paying Agent shall, among other things, (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms and conditions of this Agreement and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by an internationally recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level sufficient to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1, or to the extent the Exchange Fund is not sufficient to make prompt payment and delivery of the aggregate Per Share Merger Consideration in respect of any Dissenting Shares that become Eligible Shares pursuant to the last sentence of Section 4.2(f), Parent shall promptly deposit or cause to be deposited such additional amounts in cash in immediately available funds with the Paying Agent for the Exchange Fund so as to ensure that the Exchange Fund is at all relevant times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.
(b)    Procedures for Surrender.
(i)    As promptly as practicable after the Effective Time (but in any event within five Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) Certificates or (B) Book-Entry Shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable (such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree), and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article IV.
(ii)    With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent shall transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii)    Upon surrender to the Paying Agent of Eligible Shares that (A) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this 4.2(b)(iii), pursuant to such materials and instructions contemplated by Section 4.2(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(a)(i), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares by (2) the Per Share Merger Consideration, and each Certificate so surrendered shall forthwith be cancelled.
(iv)    In the event of a transfer of ownership of any Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued by the Paying Agent to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 4.2(b)(iv). Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.
(v)    For the avoidance of doubt, no interest shall be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.
(c)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books or ledger of the Company of the Eligible Shares. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(d)    Termination of Exchange Fund.
(i)    Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for 180 days from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) in respect thereof.
(ii)    Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(e)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.
(f)    Appraisal Rights. Subject to the last sentence of this Section 4.2(f), no Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder and each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and such Dissenting Stockholder shall cease to have any other rights with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice and copies of any written demands for appraisal, actual, attempted or purported written withdrawals of such demands, and any other instruments served pursuant to (or purportedly pursuant to) applicable Law that are received by the Company relating to the Company’s stockholders’ demands of appraisal and (ii) shall not participate in any negotiations with respect to any written demand for appraisal under the DGCL without Parent or its Representatives, including any determination to make any payment or deposit with respect to any of the Dissenting Stockholders with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Proceedings regarding appraisal. Parent shall be entitled to lead the negotiations and Proceedings with respect to any such demands; provided that the Company shall not be required to settle any negotiation or

Proceeding with respect to any demands for appraisal that provides for payment or other remedies with effect prior to the Effective Time. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), voluntarily make any payment or deposit with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing. If any Dissenting Stockholder shall have effectively withdrawn or otherwise waived or lost the right under Section 262 of the DGCL with respect to any Dissenting Shares, such Dissenting Shares shall become Eligible Shares and thereupon converted into the right to receive the Per Share Merger Consideration with respect to such Shares pursuant to this Article IV.
(g)    Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be timely remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Options in respect of which such deduction and withholding was made. The Parties hereby agree to take commercially reasonable efforts to cooperate to eliminate or reduce any such deduction or withholding.
4.3.    Treatment of Company Equity Awards and ESPP. Except as otherwise agreed by Parent and the holder of a Company Equity Award, this Section 4.3 shall govern the treatment of the Company Equity Awards.
(a)    Company Options. At the Effective Time, (i) any vesting conditions applicable to each Company Option shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (ii) each Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option award to receive, without interest, an amount in cash equal to the product obtained by multiplying (1) the number of Shares subject to such Company Option immediately prior to the Effective Time by (2) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.
(b)    Company Restricted Stock Units. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed and converted into a restricted stock unit award of Parent (a “Parent RSU”) with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the total number of Shares subject to such Company RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares. Each Parent RSU will otherwise be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Company RSU immediately prior to the Effective Time, provided that the vesting of a Parent RSU shall be accelerated upon a severance-qualifying termination by Parent of the employment of the holder of the applicable Parent RSU during the 12-month period commencing on the Closing Date. For purposes of this Agreement, the term “Equity Award Exchange Ratio” means the quotient of the Per Share Merger Consideration, divided by the average, rounded to the nearest one ten thousandth, of the closing-sale prices of shares of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five full trading days ending on (and including) the trading day preceding the Closing Date.
(c)    Company Restricted Stock Awards. At the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed and converted into a restricted stock award of Parent (a “Parent RSA”) with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the total number of Shares subject to such Company RSA immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares. Each Parent RSA will otherwise be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Company RSA immediately prior to the Effective Time.
(d)    Company Performance Share Units. At the Effective Time, each Company PSU shall be assumed and converted into a Parent RSU with respect to a number of shares of Parent Common Stock equal to the product of (i) the total number of Shares underlying such Company PSU as of immediately prior to the Effective Time (based on the higher of target performance and actual performance) multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares. Each such Parent RSU will otherwise be subject to the same terms and conditions that applied to the corresponding Company PSU immediately prior to the Effective Time (except that (x) any performance-based vesting conditions shall no longer apply and (y) the accelerated vesting upon a severance-qualifying termination set forth in Section 4.3(b) shall apply). Notwithstanding the foregoing, to the extent an “overachievement payment” (or similar term) is earned in respect of a Company PSU based on actual performance, the number of Shares underlying such Company PSU for purposes of the first sentence of this paragraph shall be deemed to include the number of Shares that would have been issued had such payment been fully satisfied in Shares, and the corresponding Parent RSU shall not include any further right to such a payment.
(e)    Company Option Payments. As promptly as practicable after the Effective Time (but in any event no later than the first payroll date occurring more than three Business Days thereafter), Parent shall pay or cause to be paid to the applicable holders of the Company Options, the amounts contemplated by Section 4.3(a), respectively (collectively, the “Company Option Payments”). Parent shall ensure that the Surviving Corporation shall have an amount in cash sufficient to pay all amounts required by the foregoing sentence.

(f)    Employee Stock Purchase Plan. As promptly as practicable following the date of this Agreement (but in any event prior to the Effective Time), the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or the Company Compensation Committee) that may be necessary or required under the ESPP and applicable Laws to: (i) ensure that, (A) no offering period shall be authorized or commenced on or after the date of this Agreement, (B) participants may not increase deductions under the ESPP after the date of this Agreement and (C) no new participants may begin participation after the date of this Agreement; (ii) ensure that the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement; and (iii) ensure that the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.
(g)    Company Actions. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the terms of this Section 4.3 and (ii) cause the Stock Plans (other than the ESPP) to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.
(h)    Parent Actions. Parent shall file or have on file with the SEC, at or as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Parent RSAs and Parent RSUs.
4.4.    Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the execution and delivery of this Agreement to the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement.

4.5.    Warrant Treatment. At the Effective Time, the Company Common Warrants and the Company Private Placement Warrants will be canceled for no consideration and cease to be outstanding.
ARTICLE V

Representations and Warranties of the Company
Except as set forth in the Company Reports filed or furnished since the Applicable Date and prior to the date of this Agreement and correct and complete copies of which have been made available to Parent, but excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement, quantitative and qualitative disclosures about market risk section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, or in the corresponding sections of the confidential disclosure schedule delivered to Parent by the Company prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
5.1.    Organization, Good Standing and Qualification.
(a)    The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted except where the failure to be in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement. The Company is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)    The Company has made available to Parent correct and complete copies of the Company’s and the Company’s Significant Subsidiaries’ Organizational Documents that, in each case, are in full force and effect as of the date of this Agreement.
5.2.    Capital Structure.
(a)    The authorized capital stock of the Company consists of 133,333,333 Shares and 100,000,000 shares of Company Preferred Stock. As of the Capitalization Date no Shares were issued and outstanding or reserved for issuance other than: (i) 13,756,556 Shares were issued and outstanding of which 483,333 were Company RSAs, (ii) 10,479 Shares were issued and held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and (iv) 1,182,247 Shares reserved for issuance pursuant to the Company’s Stock Plans, pursuant to which there were (x) 418,143 Shares underlying outstanding Company Options, (y) 549,128 Shares underlying outstanding Company RSUs and (z) 214,976 Shares underlying outstanding Company PSUs (assuming achievement of applicable performance goals at target levels). From the Capitalization Date through the date of this Agreement, no Shares or shares of Company Preferred Stock have been repurchased or redeemed or issued (other than with respect to the exercise, vesting or settlement of Company Equity Awards outstanding prior to the Capitalization Date and pursuant to the terms of the applicable Stock Plan in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement), and no Shares have been reserved for issuance and no Company Equity Awards have been granted, except pursuant to the terms of the applicable Stock Plan in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement.
(b)    As of the date of this Agreement, 492,444 Company Private Placement Warrants and 194,207 Company Common Warrants are issued and outstanding, all of which have an exercise price per Share which is greater than the Per Share Merger Consideration. All outstanding Company Warrants have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.
(c)    Neither the Company nor any of its Significant Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter or with the equity holders of any of the Company’s Significant Subsidiaries on any matter, respectively.
(d)    The Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.
(e)    Section 5.2(e) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date, setting forth the number of Shares subject to each Company Equity Award and the holder, grant date, vesting schedule and exercise price per Share with respect to each Company Equity Award, as applicable. Each Company Equity Award was granted in compliance with all applicable Laws and the terms and the conditions of the Stock Plan pursuant to which it was issued.

(f)    Section 5.2(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement: (i) each of the Company’s Subsidiaries; (ii) whether or not each such Subsidiary is a Wholly Owned Subsidiary (any Subsidiary that is not a Wholly Owned Subsidiary, a “Non-Wholly Owned Subsidiary”); and (iii) for each Non-Wholly Owned Subsidiary, (A) the percentage of the Company’s ownership interest, direct or indirect, and the number and type of capital stock or other securities owned by the Company, directly or indirectly, in each such Subsidiary, and (B) to the Knowledge of the Company, the percentage of such other Person or Persons’ ownership interest and the number and type of capital stock or other securities owned by such other Person or Persons in each such Subsidiary, and the name of such other Person or Persons.
(g)    All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and free and clear of any Encumbrance (other than any Permitted Encumbrance). Upon the issuance of any Shares in accordance with the terms of the Stock Plans in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Encumbrance (other than any Permitted Encumbrance).
(h)    Except as set forth in Sections 5.2(a)-(g), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(i)    Each Company Equity Award was properly accounted for in the Company’s financial statements.
5.3.    Corporate Authority; Approval.
(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)    The Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), and (b) recommended that the Company Board (i) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, (ii) determine that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (iii) direct that this Agreement be submitted to the holders of Shares for its adoption and (iv) resolve, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement.
(c)    The Company Board, acting upon the recommendation of the Special Committee, has, at a duly convened and held meeting: (i) unanimously (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares, other than Excluded Shares that are not Dissenting Shares, and (C) resolved to recommend that the holders of Shares adopt this Agreement at any Company Stockholders Meeting (the “Company Recommendation”); and (ii) unanimously directed that this Agreement be submitted to the holders of Shares for their adoption at the Company Stockholders Meeting.
5.4.    Governmental Filings; No Violations.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Entity other than the expirations of the statutory waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) in connection with the FINRA Approval, (iii) pursuant to the DGCL, (iv) required to be made with or obtained from the SEC, (v) required to be made with or by the NYSE, (vi) under the Takeover Statutes and state securities and “blue sky” Laws, and (vi) set forth in Section 5.4(a)(vi) of the Company Disclosure Schedule (collectively, the “Company Approvals”), assuming the accuracy of the representations and warranties set forth in Section 6.4(a), except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.
(b)    The execution and delivery of and performance under this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained, constitute or result in a breach of the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained and the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 5.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of any Law to which the Company or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by

Section 5.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of, or cause or permit a termination or modification of or acceleration, loss or creation of any right or obligation under or the creation of an Encumbrance (other than any Permitted Encumbrance) on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, any Material Contract or any License necessary to the conduct of the business of the Company or any its Subsidiaries as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 5.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.
5.5.    Compliance with Laws; Licenses.
(a)    Compliance with Laws.
(i)    Since the Applicable Date, the (A) businesses of the Company and each of its Subsidiaries have not been, and are not being, conducted in violation of any applicable Law and (B) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication from a Governmental Entity asserting any noncompliance with any applicable Law by the Company or any of its Subsidiaries that has not been cured, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(ii)    Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
(iii)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(b)    FCPA and Other Anti-Bribery Laws.
(i)    The Company, its Subsidiaries and, to the Knowledge of the Company, their respective owners, directors, employees (including officers) and agents are in compliance with and, since the Applicable Date, have complied with the FCPA and the Other Anti-Bribery Laws, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(ii)    To the Knowledge of the Company, since the Applicable Date, none of the Company, any of its Subsidiaries and/or any of their respective owners, directors, employees (including officers) and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any official or Representative (including anyone elected, nominated or appointed to be a Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled by any

Governmental Entity), any royal or ruling family member or any political party or candidate for public or political office for the purpose of influencing any act or decision of any such Governmental Entity or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation, in any material respect, of the FCPA or any of the Other Anti-Bribery Laws.
(iii)    The Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect.
(iv)    As of the date of this Agreement there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party by any Governmental Entity, in each case with respect to the FCPA and the Other Anti-Bribery Laws.
(c)    Export and Sanctions Regulations.
(i)    The Company and each of its Subsidiaries are in compliance and, since the Applicable Date, have been in compliance with the Export and Sanctions Regulations, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(ii)    Section 5.5(c)(ii) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of material Licenses held by the Company or any of its Subsidiaries under the Export and Sanctions Regulations, if any.
(iii)    The Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations and have maintained such policies and procedures in full force and effect.
(iv)    As of the date of this Agreement there are no Proceedings against the Company or any of its Subsidiaries pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Entity, in each case with respect to the Export and Sanctions Regulations.
(d)    Licenses. As of the date of this Agreement, the Company and each of its Subsidiaries has obtained, holds and is in compliance with all Licenses necessary to conduct their respective businesses as currently conducted and neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication from a Governmental Entity asserting any non-compliance with any such Licenses by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

5.6.    Company Reports.
(a)    All Company Reports filed or furnished since the Applicable Date have been filed or furnished on a timely basis and all fees related thereto have been timely paid. Correct and complete copies of each of the Company Reports filed or furnished since the Applicable Date and prior to the date of this Agreement have been made available to Parent.
(b)    Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing or being furnished (or, if amended or supplemented, as of the date of the last such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively), complied or will comply (as applicable), as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable. The Company Reports filed or furnished since the Applicable Date have not and will not (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting, except that any such Company Report that is a registration statement filed pursuant to the Securities Act, did not and will not (as applicable), contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading on the date of effectiveness of such Company Report that is such a registration statement. Notwithstanding any of the foregoing sentences, the Company makes no representation or warranty with respect to (x) any information furnished by or on behalf of Parent or Merger Sub for use or inclusion in any such document or (y) the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.
(c)    None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or Section 15d of the Exchange Act.
5.7.    Disclosure Controls and Procedures and Internal Control Over Financial Reporting.
(a)    The Company maintains disclosure controls and procedures required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(b)    The Company maintains internal control over financial reporting required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.
(c)    The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any material weaknesses in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(d)    Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters have been received by the Company. The Company has made available to Parent (i) a correct and complete summary of any disclosure made by management to the Company’s auditors and Audit Committee contemplated by Section 5.7(c) since the Applicable Date, (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by listing standards of the NYSE, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board and (iii) a correct and complete summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.
(e)    No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, Audit Committee (or other committee of the Company Board designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
5.8.    Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a)    Financial Statements. Each of the consolidated balance sheets and consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports filed since the Applicable Date: (i) were or will be prepared (as applicable), in each case in accordance with applicable Law, in all material respects, and GAAP, except as may be noted therein; and (ii) did or will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to notes and normal and recurring year-end audit adjustments that will not be material in amount or effect).
(b)    No Undisclosed Liabilities. Except for obligations and liabilities (i) reflected or reserved against in the Company’s most recent consolidated balance sheet included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course of Business since the date of such consolidated balance sheet, (iii) incurred pursuant to this Agreement or (iv) incurred pursuant to Contracts or Licenses binding on the Company or any of its Subsidiaries or pursuant to which their respective properties and assets are bound, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise that would be required by GAAP to be set forth in a consolidated balance sheet of the Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(c)    Off-Balance Sheet Arrangements. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and/or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the Securities Act).
5.9.    Litigation.
(a)    Except with respect to this Agreement and the transactions contemplated by this Agreement, since the Applicable Date there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending or threatened in writing against the Company or any of its Subsidiaries or any Indemnified Party, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b)    Neither the Company nor any of its Subsidiaries (nor any of their respective properties, assets or businesses) is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
5.10.    Absence of Certain Changes.
(a)    Since June 30, 2025 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

(b)    Since June 30, 2025 and through the date of this Agreement, there has not been any Event that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.
5.11.    Material Contracts.
(a)    Except for this Agreement, Contracts terminable by any party thereto on 180 days’ or less notice and Contracts that are filed or furnished as exhibits to the Company Reports filed since the Applicable Date and prior to the date of this Agreement and correct and complete copies of which have been made available to Parent, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by, without duplication:
(i)    any Contract that is reasonably expected to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $3,500,000;
(ii)    any Contract (other than those solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries) relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $3,500,000;
(iii)    any Contract for any Leased Real Property or the lease of personal property providing, in each case, for annual payments thereunder of $1,500,000 or more;
(iv)    any Contract pursuant to which the Company or its Subsidiaries grants or is granted any license, covenant not to sue, or other right under any Intellectual Property Rights that are material to their respective businesses, excluding, in each case, (A) Contracts in which such grants of Intellectual Property Rights are non-exclusive and incidental to the transaction contemplated in such Contract and (B) Contracts providing rights to any generally commercially available software or IT Assets;
(v)    any Contract related to a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;
(vi)    any Contract related to any settlement of any material Proceeding;
(vii)    any partnership, limited liability company, joint venture or other similar agreement in which the Company or any of its Subsidiaries owns more than a fifteen percent voting or economic interest, except for any such agreements or arrangements solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;
(viii)    any Contract relating to the, direct or indirect, acquisition or disposition of any capital stock or other securities, assets or business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after the Applicable Date and (B) in each case with a fair market value or purchase price in excess of $1,500,000 and pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay or receive any earn-out, deferred or other contingent payments;
(ix)    any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business reasonably expected to result in payments with a value in excess of $1,500,000 in any twelve-month period;
(x)    any Contract that (A) purports to restrict the ability of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates from (1) directly or indirectly, engaging in any business or competing in any business (or any line of business or geographic region) with any Person (including soliciting clients or customers), (2) operating its business in any manner or location, or (3) enforcing any of its rights with respect to any of its material assets, (B) would require the, direct or indirect, disposition of any material assets or line of business of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates, or, direct or indirect, acquisition by the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates, of any material assets or line of business of any other Person, or (C) grants “most favored nation” status to any other Person that, including those that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates;
(xi)    any Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
(xii)    any Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the incurrence of Indebtedness by the Company or any of its Subsidiaries;
(xiii)    any Contract that was not negotiated and entered into on an arm’s length basis reasonably expected to result in payments with a value in excess of $3,500,000 in any twelve-month period, except for any such Contract solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;
(xiv)    any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or shares of common stock of any of their respective Affiliates, on the other hand other than offer letters that can be terminated at will without severance, termination or “change of control” obligations and Contracts pursuant to the Stock Plans; and
(xv)    any other Contract or group of related Contracts not otherwise described in the foregoing clauses (i) through (xiv) of this Section 5.11(a) that if terminated or subject to a breach or default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (together with each Contract constituting any of the foregoing types of Contracts described in clauses (i) through (xiv) of this Section 5.11(a), a “Material Contract”).
(b)    A correct and complete copy of each Material Contract (including, for the avoidance of doubt, any amendments or supplements thereto) has been made available to Parent.
(c)    Except for expirations, including any non-renewals, in the Ordinary Course of Business and in accordance with the terms of such Material Contract, each Material Contract is in full force and effect, valid and binding on, and enforceable against, the Company and/or one or more of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(d)    As of the date of this Agreement, there is no breach or violation of, or default under, any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
5.12.    Employee Benefits.
(a)    Section 5.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan.
(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Company Benefit Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents, insurance Contracts or other funding vehicle documents (or where no such copies are available, a reasonably detailed written description thereof), (ii) the most recently prepared actuarial report and (iii) all material correspondence to or from any Governmental Entity received in the last three years with respect thereto (or where no such copies are available, a reasonably detailed written description thereof).
(c)    Each Company Benefit Plan (including any related trusts), has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, all contributions or other amounts payable by the Company or any of its Subsidiaries with respect thereto in respect of current or prior plan years have been timely paid or, to the extent not required to be made on or before the date hereof, have been properly accrued in accordance with GAAP in all material respects and there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened by, on behalf of or against any Company Benefit Plan or any trust related thereto that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(d)    With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and, for the avoidance of doubt, all schedules and financial statements attached thereto).
(e)    Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material to the Company and its Subsidiaries, taken as a whole.
(f)    None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has in the last six years sponsored, participated in or contributed to, maintained or established (or has had any obligation to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under) (i) any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(g)    No Company Benefit Plan provides post-termination or retiree medical or welfare benefits to any individual, and neither the Company nor any of its Subsidiaries has any obligation to provide post-termination or retiree medical or welfare benefits to any individual, other than coverage mandated by applicable Law.
(h)    None of the execution and delivery of or the performance under this Agreement by the Company or the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any employee of the Company or any of its Subsidiaries to severance pay or any other payment or benefit or any material increase in severance pay or other payment or benefit, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due under any Company Benefit Plan, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan, (iv) otherwise give rise to any obligation, liability, right or restriction under any Company Benefit Plan, or (v) limit or restrict the right to merge, terminate, materially amend or otherwise modify or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(i)    None of the execution and delivery of or the performance under this Agreement by the Company, the receipt of the Requisite Company Vote or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would, either individually or in combination with another event, result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or in the imposition of an excise Tax under Section 4999 of the Code.
(j)    Neither the Company nor any Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. All Company Benefit Plans have, in form and operation, been maintained in compliance in all material respects with Section 409A of the Code.
5.13.    Labor Matters.
(a)    As of the date of this Agreement and since the Applicable Date, neither of the Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no (and there have not been since the Applicable Date) activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.
(b)    As of the date of this Agreement, there is no and since the Applicable Date there has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of the Company, threatened, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and each of its Subsidiaries is, and has since the Applicable Date been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, terms and conditions of employment, wages and hours (including employee-independent contractor classification and the proper classification of employees as exempt or non-exempt employees, discrimination, harassment and equitable pay practices), and occupational safety and health. To the Knowledge of the Company, since the Applicable Date, no allegations of sexual harassment have been made by any current or former employee or other service provider of the Company or its Subsidiaries against any current member of the Company’s Executive Leadership Team (the members of whom, for all purposes of this Agreement, are set forth on Section 5.13(b) of the Company Disclosure Schedule), and neither the Company nor any of its Subsidiaries have been named a defendant or respondent in any Action, or entered into any settlement agreements, related to allegations of sexual harassment by any such individual. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

5.14.    Environmental Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) since the Applicable Date, the Company and its Subsidiaries have complied with applicable Environmental Laws; (ii) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, which has not been resolved or is in the process of being timely resolved; (iii) no property currently owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance requiring remediation by the Company or any of its Subsidiaries pursuant to any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity pursuant to any Environmental Law.
(b)    The Company made available to Parent, correct and complete copies of all material environmental reports, studies and assessments prepared by the Company or any of its Subsidiaries since the Applicable Date.
5.15.    Tax Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete, (ii) have paid all Taxes that are shown as due on such filed Tax Returns, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes), (iv) have complied in with all information reporting (and related withholding) and record retention requirements and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which waiver or agreement, as applicable, remains in effect.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened Proceedings by any Governmental Entity regarding any material Taxes of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, in the six-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been informed in writing by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries (as applicable) does not file Tax Returns that such Taxing Authority believes that the Company or any of its Subsidiaries was required to file any Tax Return in that jurisdiction that was not filed.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company has made available to Parent correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the six-year period prior to the date of this Agreement.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, there are no Encumbrances for material Taxes (other than any Permitted Encumbrance) on any of the properties or assets of the Company or any of its Subsidiaries.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries or (B) ordinary course commercial agreements or arrangements that are not primarily related to Taxes).
(g)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any obligation or liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.
(h)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(i)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, at no time during the past five years has the Company been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(k)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority occurring prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law) entered into or created on or prior to the Closing Date, or any election pursuant to Section 108(i) or Section 965(h) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date in the case, outside of the Ordinary Course of Business.
5.16.    Real Property.

(a)    Section 5.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Owned Real Property and material Leased Real Property, together with (i) a description of the principal functions conducted at each parcel of Owned Real Property and material Leased Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property and material Leased Real Property.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) there is no breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property.
(c)    The Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair, except for ordinary wear and tear, in all material respects, and is suitable for the purposes for which it is currently used.

(d)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation of any Owned Real Property or any material Leased Real Property by any Governmental Entity, nor, to the Knowledge of the Company, are there any public improvements or re-zoning measures proposed or in progress that would result in special assessments against or otherwise adversely affect the Owned Real Property or any of the material Leased Real Property, in each case, that would reasonably be expected to materially interfere with the business or operations of the Company and its Subsidiaries as currently conducted.
5.17.    Tangible Property.
(a)    Each of the Company and its Subsidiaries has sufficient title to, or a valid leasehold interest in all the tangible properties and assets which it owns or leases or purports to own or lease, including all the tangible properties and assets reflected on consolidated balance sheets included in or incorporated by reference into the Company Reports filed since the Applicable Date and prior to the date of this Agreement, free and clear of all Encumbrances, except for Encumbrances reflected on such consolidated balance sheets, Encumbrances for current Taxes not yet due and other Encumbrances that do not materially impair the use of the property or assets subject thereto.
(b)    The tangible properties and assets contemplated by Section 5.17(a) are, in the aggregate, sufficient to carry on the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
5.18.    Intellectual Property; Information Technology; Privacy.
(a)    Section 5.18(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date hereof, of all material Registered Intellectual Property, indicating for each item, (i) the record owner, (ii) the registration or application number and (iii) the applicable filing jurisdiction or Internet domain name registrar. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the material Registered Intellectual Property is subsisting and, to the Knowledge of Company, no such Registered Intellectual Property has been adjudicated to be invalid or unenforceable.
(b)    The Company and its Subsidiaries exclusively own all Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Owned Intellectual Property, together with all other Intellectual Property Rights licensed or provided to the Company or its Subsidiaries by third parties, constitutes all of the material Intellectual Property Rights that are necessary for and used in the respective businesses of the Company and its Subsidiaries as currently conducted. The foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement of third-party Intellectual Property Rights, which is addressed solely in Section 5.18(c).
(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) to the Knowledge of Company, the

conduct of the respective businesses of Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party, (ii) the Company and its Subsidiaries have not, since the Applicable Date, been party to any Proceeding or received any written threat (including any “cease and desist” letter or invitation to take a license) alleging that the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third parties, and (iii) to the Knowledge of Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of Company, since the Applicable Date, there has been no unauthorized access to or unauthorized use of any Owned IT Assets.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, (i) to the Knowledge of Company, there has been no unauthorized access to, or unauthorized use or other processing of, any Personal Information that is collected or otherwise processed by the Company or its Subsidiaries in the conduct of their respective businesses and (ii) there has been no Proceeding that is pending or, to the Knowledge of Company, threatened in writing, alleging any material unauthorized access to, or unauthorized use or processing of, Personal Information, or any other violation of applicable Data Privacy Requirements.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of Company, the Company and its Subsidiaries are and, since the Applicable Date have been, in compliance with all applicable Data Privacy Requirements.
5.19.    Insurance. All Insurance Policies are with reputable insurance carriers (to the extent applicable), provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries as currently conducted and their respective properties and assets, and are in character and amount at least reasonably equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the material Insurance Policies (or where no such copies are available, a reasonably detailed written description thereof).

5.20.    Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 6.7, no Takeover Statute or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, or the transactions contemplated by this Agreement or the Support Agreements and, prior to the date of this Agreement, the Company Board has taken all action necessary so that the restrictions set forth in Section 203 of the DGCL applicable to “business combinations” (as such term is defined in Section 203 of the DGCL) and all other Takeover Statutes are and will be, inapplicable to the execution and delivery of and the performance under this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements.
5.21.    Brokers and Finders. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed or retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that the Special Committee has retained Financial Technology Partners LP and its Wholly Owned Subsidiary, FTP Securities, LLC, as its financial advisors.
5.22.    Broker-Dealer Representations. With respect to Forge Securities, LLC (the “Company Broker-Dealer Subsidiary”):
(a)    The Company Broker-Dealer Subsidiary (i) is duly registered under the Exchange Act as a broker-dealer with the SEC and is a member organization in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) has been so registered with the SEC, and any Governmental Entity where licensing or registration is required, and a member of FINRA at all times that such registration or membership has been required, except to the extent failure to so comply would not be materially adverse to the Company and its Subsidiaries, taken as a whole, and (iii) is and has been for the past five years in compliance with the applicable provisions of the Exchange Act, FINRA rules and the terms of its membership agreement with FINRA, except to the extent (in the case of clause (iii) only) failure to so comply would not result in a Company Material Adverse Effect. The Company Broker-Dealer Subsidiary is in compliance with the Law of all jurisdictions in which it operates, except to the extent failure to so comply would not result in a Company Material Adverse Effect. Other than the Company Broker-Dealer Subsidiary, none of the Company or any of its Subsidiaries is, or is required to be, registered under the Exchange Act as a broker-dealer with the SEC or a member organization of FINRA.
(b)    The Company Broker-Dealer Subsidiary’s officers, employees and independent contractors who are required to be registered, licensed or qualified with any Governmental Entity as a result of any activities undertaken on behalf of the Company Broker-Dealer Subsidiary are duly and properly registered, licensed or qualified in connection therewith. As of the date of this Agreement, the Company Broker-Dealer Subsidiary is not, nor are any of its associated persons, subject to a “statutory disqualification” (as such term is defined in the Exchange Act).
(c)    Neither the Company Broker-Dealer Subsidiary nor any 20% owner of the Company Broker-Dealer Subsidiary’s outstanding voting securities is subject to any of the “Bad

Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act.
(d)    The Company Broker-Dealer Subsidiary has duly adopted and implemented written policies and procedures as required under the Exchange Act and FINRA rules, and all such policies and procedures comply in all material respects with applicable Law.
(e)    The information contained in filings made by the Company Broker-Dealer Subsidiary with the SEC, FINRA and any state, including filings in relation to the alternative trading system operated by the Company Broker-Dealer, was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and the Company Broker-Dealer Subsidiary has made all amendments to such filings as is required under applicable Law, except to the extent failure to so comply would not result in a Company Material Adverse Effect.
5.23.    Investment Adviser Representations. With respect to Forge Global Advisors LLC (the “Company Adviser Subsidiary”):
(a)    The Company Adviser Subsidiary (i) is duly registered as an investment adviser under the Investment Advisers Act, (ii) has been so registered at all times that such registration has been required and (iii) is and has been in material compliance with the Investment Advisers Act since August 8, 2019. Other than the Company Adviser Subsidiary, none of the Company or any of its Subsidiaries is, or is required to be, registered as an investment adviser under the Investment Advisers Act.
(b)    The Company Adviser Subsidiary has implemented: (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted in accordance with the requirements of Section 204A of the Investment Advisers Act and Rule 204A-1 thereunder; and (ii) such other written compliance policies and procedures reasonably required to be adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements, and is in compliance in all material respects with such policies and procedures as in effect on the date hereof. The Company Adviser Subsidiary has conducted a review of the adequacy of its written policies and procedures adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements.
(c)    Neither the Company Adviser Subsidiary nor, to the Knowledge of the Company, any “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of the Company Adviser Subsidiary is ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to an investment company registered under the Investment Company Act. Neither the Company Adviser Subsidiary nor any 20% owner of the Company Adviser Subsidiary’s outstanding voting securities is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act. Neither the Company Adviser Subsidiary nor, to the Knowledge of the Company, any “person associated with an investment adviser” (as defined in the Investment Advisers Act and applied to the Company Adviser Subsidiary) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with an investment adviser. There is no regulatory investigation, examination or other action or proceeding pending or, to the Knowledge of the Company threatened, that would result in the Company Adviser Subsidiary (or, to the Knowledge of the Company, any “affiliated person” of, or “associated person” of the Company Adviser Subsidiary) becoming ineligible to serve in such positions or capacity or requiring disclosure to the clients of the Company Adviser Subsidiary.
(d)    Neither the Company Adviser Subsidiary nor, to the Knowledge of the Company, any “covered associate” of the Company Adviser Subsidiary, has made any “contributions” or “payments” to any “government officials” that causes any compensation the Company Adviser Subsidiary has accepted or will accept to be in violation of Rule 206(4)-5 under the Investment Advisers Act.
(e)    The information contained in the materials filed by the Company Adviser Subsidiary on Form ADV under the Investment Advisers Act, was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and the Company Adviser Subsidiary made all amendments to such forms as is required under the Investment Advisers Act. Any fund to which the Company Adviser Subsidiary provides investment advisory services (each a “Fund”) was duly established, is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to conduct its business in the manner currently conducted. All equity interests of each Fund issued and currently outstanding: (i) have been issued and sold by such Fund in compliance in all material respects with applicable Law; and (ii) have been duly authorized. Each Fund is operating, and since such Fund’s inception has operated, in compliance with all applicable Laws in all material respects. The Company Adviser Subsidiary has performed investment advisory services with respect to each Fund in material compliance with the investment advisory agreement for such advisory client and applicable Law, in each case in all material respects. No client to whom the Company Adviser Subsidiary provides investment advisory services constitutes “plan assets” for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code.
5.24.    Reports. The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, with (i) any state regulatory authority, (ii) the SEC, and (iii) any self-regulatory organization (an “SRO”) ((i)-(iii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since the Applicable Date, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since the Applicable Date.
5.25.    Agreements with Regulatory Agencies. Since the Applicable Date, neither the Company nor any of its Subsidiaries has been subject to any cease-and-desist or other order or enforcement action issued by, or has been a party to any written agreement, consent agreement or memorandum of understanding with, or has been a party to any commitment letter or similar supervisory undertaking to, or has been subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since the Applicable Date by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Agreement.
5.26.    No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Article V and in any instrument or other document delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any other representations or warranties and each of Parent and Merger Sub acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and none of Parent, Merger Sub or any of their respective Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, other than the express written representations and warranties expressly set forth in this Article V and in any instrument or other document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 5.26, nothing in this Section 5.26 shall limit Parent’s or Merger Sub’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by the Company in this Article V and in any instrument or other document delivered pursuant to this Agreement.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub
Except as set forth in any reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by Parent (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto) on or after the Applicable Date and prior to the date of this Agreement and correct and complete copies of which have been made available to the Company, but excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement, quantitative and qualitative disclosures about market risk section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, Parent and Merger Sub each hereby represent and warrant to the Company that:
6.1.    Organization, Good Standing and Qualification.
(a)    Parent is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted except where the failure to be in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b)    Parent has made available to the Company correct and complete copies of Merger Sub’s Organizational Documents that are in full force and effect as of the date of this Agreement.

6.2.    Capitalization and Business of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock of Merger Sub, par value $0.01 per share. As of the date of this Agreement, all such shares were issued and outstanding. All of the outstanding shares of capital stock of Merger Sub have been duly authorized, fully paid and non-assessable and owned by Parent. Merger Sub has not conducted any business and has no properties, assets, obligations or liabilities of any nature, in each case other than those incident to its organization and pursuant to this Agreement and the transactions contemplated by this Agreement.
6.3.    Corporate Authority. No vote of holders of capital stock or other securities of Parent is necessary to approve this Agreement and the transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement by Parent (as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
6.4.    Governmental Filings; No Violations.
(a)    The execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Entity other than the expirations of statutory waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by the NYSE, (v) under the Takeover Statutes and state securities and “blue sky” Laws, and (vi) set forth in Section 6.4(a)(vi) of the Company Disclosure Schedule (collectively, the “Parent Approvals”), assuming the accuracy of the representations and warranties set forth in Section 5.4(a), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b)    The execution and delivery of and performance under this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4, constitute or result in a breach of the Organizational Documents of Parent or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4 and the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of any Law to which Parent or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach of, or cause or permit a termination or modification of or acceleration, loss or creation of any right or obligation under or the creation of an Encumbrance (other than any Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of real property to which they relate or the conduct of the business of Parent and its Subsidiaries as currently conducted) on any of the rights, properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any License necessary to conduct of the business of Parent or any of its Subsidiaries as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 6.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.5.    Litigation.
(a)    Except with respect to this Agreement and the transactions contemplated by this Agreement, since the Applicable Date there have been no Proceedings against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, or, to the Knowledge of Parent, threatened against the Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, and there are no Proceedings against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b)    As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.6.    Absence of Certain Agreements. As of the date of this Agreement, other than the Support Agreements, neither Parent nor any of its Affiliates has entered into any Contract or other agreement, understanding or arrangement (whether oral or written), or authorized, committed or agreed to enter into any of the same: (a) pursuant to which any stockholder of the Company (i) would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (ii) agrees to vote to adopt this Agreement or approve the transactions contemplated by this Agreement or (iii) agrees to vote against any Superior Proposal; or (b) pursuant to which any current employee of the Company has agreed to (i) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than as expressly permitted or contemplated by Section 7.1) or become an employee of Parent or any of its Affiliates, (ii) contribute or rollover any portion of such employee’s Shares or Company Equity Awards to the Surviving Corporation, Parent or any of their respective Affiliates or (iii) receive any capital stock or other securities of the Surviving Corporation, Parent or any of their respective Affiliates.
6.7.    Beneficial Ownership of Shares. None of Parent, Merger Sub or their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company; it being understood and agreed that Parent shall not be deemed to beneficially own any Shares held as fiduciary or in nominee name on behalf of a client, and any such deemed beneficial ownership on account thereof shall not violate this representation.
6.8.    Available Funds. Parent and Merger Sub’s obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the transactions contemplated by this Agreement, the payment of all amounts required to be paid in connection therewith, including the Per Share Merger Consideration, Company Option Payments, or the payment of any related fees and expenses, and Parent and Merger Sub have all funds necessary to enable Parent or Merger Sub, as the case may be, to consummate the transactions contemplated by this Agreement, the payment of all amounts required to be paid in connection therewith, including the Per Share Merger Consideration, Company Option Payments, and the payment of all related fees and expenses.
6.9.    Solvency. Each of Parent and Merger Sub is, and, after giving effect to the transactions contemplated by this Agreement, including the payment of all amounts required to be paid in connection therewith, including the Per Share Merger Consideration, Company Option Payments and the payment of any related fees and expenses, at and immediately after the Effective Time, will be, Solvent, and neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries or any other Person.
6.10.    Brokers and Finders. Neither Parent, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed or retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that Parent has retained J.P. Morgan Securities LLC as its financial advisor, whose fees and expenses will be paid by Parent and there are no arrangements made by or on behalf of Parent or any of its Subsidiaries with any broker, finder or investment bank in connection with this Agreement and the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligation or liability in a circumstance where the transactions contemplated by this Agreement are not consummated.
6.11.    No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Parent and Merger Sub in this Article VI and in any instrument or other document delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and each of Parent and Merger Sub expressly disclaims any other representations or warranties and the Company acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and none of the Company or its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives, other than the express written representations and warranties expressly set forth in this Article VI and in any instrument or other document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 6.11, nothing in this Section 6.11 shall limit the Company’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Parent and Merger Sub in this Article VI and in any instrument or other document delivered pursuant to this Agreement.
ARTICLE VII

Covenants
7.1.    Interim Operations.
(a)    The Company shall, and shall cause each of its Subsidiaries to, from and after the execution and delivery of this Agreement until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX (unless Parent shall otherwise approve in writing (such approval not to be unreasonably conditioned, withheld or delayed)), and except as otherwise expressly required by this Agreement or as is required by applicable Law, use commercially reasonable efforts to conduct its business in all material respects in the Ordinary Course of Business and shall use and cause each of its Subsidiaries to use their respective commercially reasonable efforts to maintain its and its Subsidiaries’ relations and goodwill with key Governmental Entities, customers, suppliers, employees; provided, however, that no action taken or failed to be taken by the Company or any of its Subsidiaries with respect to the matters addressed by clauses (i) through (xxii) of this Section 7.1(a) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such clauses (i) through (xxii). Without limiting the generality of and in furtherance of the foregoing sentence, from the execution and delivery of this Agreement until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, except as otherwise expressly required or permitted by this Agreement, required by applicable Law, as approved in writing by Parent (such approval not to be unreasonably conditioned, withheld or delayed) or as set forth in the applicable subsection of Section 7.1(a) of the Company Disclosure Schedule, the Company shall not and shall cause its Subsidiaries not to:
(i)    adopt any change in its Organizational Documents (other than, with respect to Organizational Documents of Subsidiaries, in a manner that would not materially restrict the operations of the Company’s or any of its Subsidiaries’ businesses);

(ii)    merge or consolidate with any other Person or adopt any plan of liquidation, except for mergers or consolidations solely among Wholly Owned Subsidiaries of the Company;
(iii)    acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person, properties or assets from any other Person either (A) with a purchase price in excess of $5,000,000 in any individual transaction or in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date, other than, in the case of clause (A), acquisitions of inventory or other goods in the Ordinary Course of Business pursuant to the terms of a Contract binding on the Company or any of its Subsidiaries in effect as of the date of this Agreement, correct and complete copies of which have been made available to Parent, or entered into following the date of this Agreement in the Ordinary Course of Business;
(iv)    transfer, sell, lease, divest, cancel or otherwise dispose of, or incur, permit or suffer to exist the creation of any Encumbrance (other than any Permitted Encumbrance) upon, any properties or assets (tangible or intangible, including any Intellectual Property Rights), product lines or businesses material to the Company or any of its Subsidiaries, including capital stock or other equity interests of any of its Subsidiaries outside of the Ordinary Course of Business, except in connection with (A) sales of obsolete assets in the Ordinary Course of Business, (B) sales, leases, licenses or other dispositions of assets (not including services) with a fair market value not in excess of $5,000,000 individually or in the aggregate in the Ordinary Course of Business, (C) non-exclusive licenses or other similar rights under Intellectual Property Rights in the Ordinary Course of Business, and (D) sales of inventory or other goods in the Ordinary Course of Business;
(v)    issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or capital stock or other equity interests of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, other equity interests or such convertible or exchangeable securities (other than (A) proxies solicited by or on behalf of the Company in order to obtain the Requisite Company Vote in compliance with the terms of this Agreement or (B) the issuance of shares of such capital stock, other equity securities or convertible or exchangeable securities (1) by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (2) in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans in effect on the Capitalization Date, (3) in respect of Company Equity Awards granted in accordance with the terms and conditions of this Agreement under the Stock Plans in effect on the Capitalization Date or (4) pursuant to the ESPP in accordance with its terms and subject to Section 4.3(f));

(vi)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its Wholly Owned Subsidiaries) outside of the Ordinary Course of Business or, to the extent in the Ordinary Course of Business, in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(vii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), except for dividends or other distributions paid by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company;
(viii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), other than the withholding of Shares to satisfy the payment of the exercise price on the exercise of a Company Option or withholding Tax obligations upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted after the date hereof in accordance with the terms and conditions of this Agreement, in each case, in accordance with their terms and, as applicable, the Stock Plans as in effect on the Capitalization Date;
(ix)    incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness for borrowed money incurred in the Ordinary Course of Business not to exceed $5,000,000 individually or in the aggregate or expressly permitted by Section 7.1(a)(vi), (B) guarantees of Indebtedness of its Wholly Owned Subsidiaries otherwise incurred in compliance with this Section 7.1(a) or (C) Indebtedness that consists of interest rate swaps, hedges, forward sales contracts or similar financial instruments on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement and not to exceed $5,000,000 of notional debt individually or in the aggregate;
(x)    make or authorize any payment of, or accrual or commitment for, capital expenditures, except for any such expenditures (A) following prior notice to, and consultation with Parent, to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of the Company or its Subsidiaries or (B) in the Ordinary Course of Business not in excess of $1,000,000 in the aggregate during any consecutive twelve-month period;
(xi)    other than with respect to Contracts relating to activities expressly described in any other Subsection of this Section 7.1(a), which will be governed by those respective Subsections, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than Contracts with customers or suppliers entered into in the Ordinary Course of Business and, for the avoidance of doubt, any Contracts entered into in connection with an action expressly permitted by any of the Subsections of this Section 7.1(a), including any amendment, modification or supplement to an existing Contract, which are governed by Section 7.1(a)(xii);
(xii)    other than with respect to Material Contracts related to Indebtedness, which shall be governed by Section 7.1(a)(ix), terminate or amend or otherwise modify or waive in a manner that is materially adverse to the Company and its Subsidiaries (taken as a whole), or assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any Material Contract, other than expirations of any such Material Contract in the Ordinary Course of Business and in accordance with the terms of such Material Contract with no further action by the Company, any of its Subsidiaries or other party to such Material Contract, except for any ministerial actions, or non-exclusive licenses, covenants not to sue, releases, waivers or other rights under Intellectual Property Rights owned by the Company or any of its Subsidiaries, in each case, granted in the Ordinary Course of Business;
(xiii)    cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(xiv)    amend any License contemplated by Section 5.5(d) in any material respect, or allow any such License to lapse, expire or terminate (except where the lapse, expiration or termination of any such License is with respect to a License that has become obsolete, redundant or no longer required by applicable Law);
(xv)    for the avoidance of doubt, except as expressly provided for by Section 7.11, amend, modify, terminate, cancel or let lapse any material Insurance Policy, unless simultaneous with such termination, cancellation or lapse, replacement self-insurance programs are established by the Company or one or more of its Subsidiaries or replacement policies underwritten by reputable insurance carriers are in full force and effect, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed Insurance Policies for substantially similar premiums, as applicable, as in effect as of the date of this Agreement;
(xvi)    other than with respect to Transaction Litigation, any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or any material Tax claim, audit, assessment or dispute, which shall be governed by Section 7.13, Section 4.2(f) and Section 7.1(a)(xviii), respectively, settle or compromise any Proceeding for an amount in excess of $5,000,000 in the aggregate or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or a finding or admission of a violation of Law or violation of the rights of any Person;
(xvii)    make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or applicable Law;

(xviii)    change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, affirmatively surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (provided that an extension of time for filing tax returns requested or granted in the Ordinary Course of Business shall not be considered an extension or waiver of the statute of limitations for this purpose);
(xix)    cancel, abandon or otherwise allow to lapse or expire any Registered Intellectual Property, except in the Ordinary Course of Business or at the end of their statutory terms;
(xx)    except as required by the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or benefits of any employee, officer or director of the Company or its Subsidiaries, except for increases in annual salary or wage rate in the Ordinary Course of Business and consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, in each case including any equity or equity-based awards or any long-term incentive awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) enter into any transaction bonus, retention, change-of-control or similar agreement or arrangement with any employee of the Company or any of its Subsidiaries or pay or award any amounts in respect of the foregoing, (F) hire, engage or promote any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees in excess of $300,000 or (G) terminate the employment of any executive officer except for a termination for “cause” as determined pursuant to the terms of the applicable Company Benefit Plan;
(xxi)    become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;
(xxii)     enter into any material new line of business;
(xxiii)    enter into any Contract or take any other action as described in Section 7.1(a)(xxiii) of the Company Disclosure Schedule; or
(xxiv)    agree, authorize or commit to do any of the foregoing.
(b)    Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.

7.2.    Acquisition Proposals; Change of Recommendation.
(a)    No Solicitation. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, except as expressly permitted by this Section 7.2, the Company shall not, and shall cause its and its Subsidiaries’ directors and employees (including any officers) not to, and shall cause its and its Subsidiaries’ Representatives not to:
(i)    initiate, solicit or propose any Acquisition Proposal or knowingly facilitate or knowingly encourage any Acquisition Proposal;
(ii)    engage in, continue or otherwise participate in any discussions relating to any Acquisition Proposal (in each case, other than to request clarification of an Acquisition Proposal that has already been made for purposes of assessing whether such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal or to notify the applicable Person or Group of the existence of the provisions of this Section 7.2) or negotiations with respect to any Acquisition Proposal; or
(iii)    provide any non-public information or data concerning the Company or its Subsidiaries to any Person or Group in connection with any Acquisition Proposal.
(b)    Exceptions to No Solicitation. Notwithstanding anything to the contrary set forth in this Agreement, but subject to the other provisions of this Section 7.2, prior to the time the Requisite Company Vote is obtained, in response to an unsolicited, bona fide Acquisition Proposal, the Company may:
(i)    provide non-public and other information and data concerning the Company and its Subsidiaries and access to the Company and its Subsidiaries’ properties, books and records in response to a request from the Person or Group who made such an Acquisition Proposal; provided that to the extent applicable, such information or data has previously been made available to Parent, or is made available to Parent as promptly as practicable (but in any event within forty-eight hours) after the provision of such information or data to the Person or Group who made such an Acquisition Proposal and prior to providing any such information or data or access, the Company and the Person or Group making such Acquisition Proposal shall have entered into a legally binding confidentiality agreement with terms that, taken as a whole, are not materially less restrictive to such Person or Group than the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an Acquisition Proposal, but shall not include any restrictions that prevent the Company from satisfying its obligations under Section 7.2(c)) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); and
(ii)    engage or otherwise participate in any discussions or negotiations with any such Person or Group regarding such Acquisition Proposal, if prior to taking any action described in clause (i) or this clause (ii) of this Section 7.2(b), the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and its financial advisor, that based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.
(c)    Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within forty-eight hours) give notice to Parent if (i) any Acquisition Proposal is received, (ii) any non-public information or data concerning the Company or its Subsidiaries is requested in connection with any Acquisition Proposal, or (iii) any request for discussions or negotiations relating to an Acquisition Proposal are sought from or with the Company, its Subsidiaries or any of its or any of their respective Representatives (as the case may be), setting forth in such notice a summary of the material terms and conditions of, and the identity of such Person or Persons that comprise such Group making such Acquisition Proposal or request, and thereafter, without limiting the Company’s restrictions under this Section 7.2, shall keep Parent reasonably informed, on a reasonably prompt basis of the status and material terms and conditions of any such Acquisition Proposals or requests (including any amendments or supplements thereto) and the status of any such discussions or negotiations.
(d)    No Change of Recommendation or Alternative Acquisition Agreement.
(i)    Except as permitted by Section 7.2(d)(iii), neither the Company, Company Board nor any Committee thereof (nor any of their controlled Affiliates) shall:
(A)    fail to include the Company Recommendation in the Proxy Statement;
(B)    withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; provided that if the Company Board takes no position with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act until the earlier of 5:00 p.m. (New York time) three Business Days prior to the Company Stockholders Meeting and the tenth Business Day after the commencement of such Acquisition Proposal such failure to take a position shall not in and of itself be considered adverse to Parent for purposes of this 7.2(d)(i)(B);
(C)    make any public statement in connection with the Company Stockholders Meeting that is inconsistent with the Company Recommendation;
(D)    approve or recommend, or publicly declare advisable any Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement;
(E)    if an Alternative Transaction Proposal with respect to the Company is made public, fail to reaffirm the Company Recommendation on one occasion within ten (10) days (or by the third Business Day prior to the Company Stockholders Meeting) after the first request by Parent to do so; or
(F)    agree, authorize or commit to do any of the foregoing.
(ii)    Except as permitted by Section 7.2(d)(iii), the Company Board shall not cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.
(iii)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite Company Vote is obtained, the Company Board (acting upon the recommendation of the Special Committee) may: (A) effect a Change of Recommendation and/or (B) cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and the Company may enter into or cause a Subsidiary thereof to enter into such an Alternative Acquisition Agreement) if (1) an unsolicited, bona fide Acquisition Proposal is received by the Company, and (2) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and a failure to effect a Change of Recommendation and/or cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (the “Notice Period”), which notice shall set forth in writing that the Company Board intends to take such action and shall also include, all information required by Section 7.2(c), mutatis mutandis (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new notice and new Notice Period for an additional two Business Days); (II) during the Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent, to revise this Agreement so that conditions set forth in clause (B)(2) of this Section 7.2(d)(iii) would not be satisfied; and (III) at the end of the Notice Period, the Company Board shall have taken into account any revisions to this Agreement committed to by Parent in writing, and shall have thereafter determined in good faith (acting upon the recommendation of the Special Committee) that, after consultation with outside legal counsel and its financial advisor, a failure to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law, or that such Alternative Acquisition Agreement continues to be an Alternative Acquisition Agreement with respect to a Superior Proposal, as the case may be (it being understood that concurrently with the Company or any Subsidiary thereof entering into an Alternative Acquisition Agreement contemplated by clause (2)(B) of this Section 7.2(d)(iii), the Company shall terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.3(b) and pay to Parent the Termination Fee).
(iv)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite Company Vote is obtained, the Company Board (acting upon the recommendation of the Special Committee) may: effect a Change of Recommendation if (1) an

Intervening Event has occurred and (2) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (the “Intervening Event Notice Period”), which notice shall set forth in writing that the Company Board intends to take such action and shall also include a reasonable description of such Intervening Event; (II) during the Intervening Event Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent, to revise this Agreement so that conditions set forth in clause (2) of this Section 7.2(d)(iv) would not be satisfied; and (III) at the end of the Intervening Event Notice Period, the Company Board shall have taken into account any revisions to this Agreement committed to by Parent in writing, and shall (acting upon the recommendation of the Special Committee) have thereafter determined in good faith that, after consultation with outside legal counsel and its financial advisor, that based on the information then available, a failure to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.
(e)    Certain Permitted Disclosure. Nothing set forth in this Agreement shall prohibit the Company from making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act so long as such disclosure does not otherwise constitute or contain a Change of Recommendation.
(f)    Existing Discussions. The Company (i) acknowledges and agrees, that as of execution and delivery of this Agreement, it shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted prior to execution and delivery of this Agreement with respect to an Acquisition Proposal and (ii) shall promptly (but in any event within 24 hours of the execution and delivery of this Agreement): (A) deliver a written notice to each such Person providing only that the Company (1) is ending all discussions and negotiations with such Person with respect to an Acquisition Proposal and (2) if such Person has executed a confidentiality agreement in connection therewith, is requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries, subject to the terms and conditions of such confidentiality agreement; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.
(g)    Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, the Company shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement; provided that, notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Company Board (acting upon the recommendation of the Special Committee)

determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.
7.3.    Company Stockholders Meeting.
(a)    The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to (i) duly convene and hold the Company Stockholders Meeting as promptly as practicable after the preliminary Proxy Statement is filed and (ii) cause a vote upon the adoption of this Agreement to be taken thereat.
(b)    The Company Stockholders Meeting shall not be postponed or adjourned by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that: (i) the Company may postpone or adjourn, and at the direction of Parent shall postpone or adjourn, the Company Stockholders Meeting, (A) to the extent, in the Company’s reasonable judgment, or to the extent in Parent’s reasonable judgment (as applicable), required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of the Company for the amount of time required by applicable Law in advance of the Company Stockholders Meeting, or (B) as of the time for which the Company Stockholders Meeting is originally scheduled, as set forth in the definitive Proxy Statement (the “Original Date”) or any date that the Company Stockholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.3, the Company or Parent, respectively reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote, so long as in each case that the Company exercises its right under this Section 7.3(b) to postpone or adjourn the Company Stockholders Meeting, the Company shall have provided prior written notice to Parent; and (ii) if the Company delivers a notice of an intent to make a Change of Recommendation within five Business Days prior to the Original Date or any date that the Company Stockholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.3, if directed by Parent, the Company shall as promptly as practicable thereafter postpone or adjourn the Company Stockholders Meeting for up to ten Business Days in accordance with Parent’s direction; provided further, that in no event shall the Company Stockholders Meeting be postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of thirty days from the Original Date.
(c)    The Company shall use its reasonable best efforts to obtain the Requisite Company Vote, including the solicitation of proxies therefor.
7.4.    Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent adopting this Agreement.
7.5.    Proxy Statement; Other Regulatory Matters.
(a)    Proxy Statement.

(i)    The Company and Parent as provided for in this Section 7.5(a) shall cooperate with each other (and shall cause its respective Subsidiaries to, and shall instruct, its and its Subsidiaries respective Representatives to cooperate) to prepare and, the Company shall file with the SEC, as promptly as reasonably practicable after the date of this Agreement and in any event within 30 days of the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including, for the avoidance of doubt, any amendments or supplements thereto, and the definitive proxy statement related thereto, the “Proxy Statement”). Except under the circumstances permitted by Section 7.2, the Proxy Statement shall include the Company Recommendation.
(ii)    The Company shall, assuming Parent has satisfied its obligations set forth in Section 7.8(a), ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act; provided, however, that the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, Parent’s Subsidiaries or Parent’s Representatives for inclusion or incorporation by reference in the Proxy Statement.
(iii)    If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification the Company shall, as and to the extent required by applicable Law, promptly (A) prepare (with the assistance of Parent as provided for in this Section 7.5(a)) an amendment or supplement to the Proxy Statement and (B) thereafter, assuming Parent has satisfied its obligations set forth in Section 7.8(a), cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(iv)    The Company shall (A) provide Parent and its outside legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders and (B) include in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent and its outside legal counsel, and the Company agrees that all information relating to Parent, its Affiliates and its and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably; provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents or communications relating to a Change of Recommendation made in accordance with Section 7.2.

(v)    Without limiting the generality of the provisions of Section 7.6, the Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and shall as promptly as practicable following receipt thereof provide Parent, if applicable, copies of all substantive correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement (or where no such copies are available, a reasonably detailed description thereof) and provide Parent and its outside legal counsel, to the extent practicable, a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement); provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to a Change of Recommendation made in accordance with Section 7.2. The Company, with the assistance of Parent as provided for in this Section 7.5(a), shall, subject to the requirements of Section 7.5(a)(iv) and assuming Parent has satisfied its obligations set forth in Section 7.8(a), (A) use its commercially reasonable efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or for additional information, and (B) cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
(b)    Other Regulatory Matters.
(i)    In addition to and without limiting the rights and obligations set forth in Section 7.5(a), Section 7.1, Section 7.6 and Section 7.7 and subject to the other terms and conditions of this Section 7.5(b), the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates and Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, and in any event by the Outside Date, including preparing and delivering or submitting all necessary and advisable documentation to (A) effect the expirations of all statutory waiting periods under applicable Laws, including under the HSR Act, and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement, as promptly as practicable after the date of this Agreement or the entry into any such timing agreements, respectively, and (B) make with and obtain from, any Governmental Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to obtain the Company Approvals and the other Parent Approvals.
(ii)    Without limiting the generality of, and in furtherance of the provisions of Section 7.5(b)(i), each of the Company and Parent, as applicable, shall (and shall cause their respective Affiliates and Subsidiaries to):

(A)    (I) prepare and file, with respect to the transactions contemplated by this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act within thirty days after the date of this Agreement and (II) make, deliver or submit, as applicable, all other filings, notices, and reports under applicable Laws set forth in Section 7.5(b)(ii)(A) of the Company Disclosure Schedule as promptly as practicable after the date of this Agreement;
(B)    not, without the prior written consent of the other Party or Parties, as the case may be (which consent shall not be unreasonably conditioned, withheld or delayed), (1) cause any filing, delivery or submission contemplated by Section 7.5(b)(i) or Section 7.5(b)(ii)(A) applicable to it to be withdrawn, refiled, or redelivered or resubmitted for any reason, including to provide the applicable Governmental Entities with additional time to review any or all of the transactions contemplated by this Agreement, or (2) consent to any voluntary extension of any statutory waiting period or, if applicable, any contractual waiting period under any timing agreement with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity;
(C)    provide or cause to be provided to each Governmental Entity any non-privileged or protected information and documents requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable following any such request;
(D)    use its reasonable best efforts to take all necessary or advisable steps to (1) avoid the entry of, and (2) resist, vacate, limit, reverse, suspend or prevent any actual, anticipated or threatened permanent, preliminary or temporary Order, in each case, as applicable, that becomes reasonably foreseeable to be entered, issued, made or rendered or is entered, issued, made or rendered, in the case of each of the foregoing clauses (1) and (2) of this Section 7.5(b)(ii)(D), that could reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement, including, (x) the defense through litigation on the merits of any Proceeding seeking to prevent, delay or impair the consummation of the transactions contemplated by this Agreement (and if applicable, the appeal thereof and the posting of a bond in connection therewith) and (y) the proffer and the agreement by Parent of its willingness to (I) sell, lease, license, transfer, dispose of, divest or otherwise Encumber, or hold separate pending such disposition, and promptly to effect the sale, lease, license, transfer, disposal, divestiture or other Encumbrance, and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company, Parent or either of their respective Affiliates and Subsidiaries and/or (II) limit or restrain the freedom of action with respect to the Company’s, Parent’s or any of their respective Affiliates’ and Subsidiaries’ ability to retain or make changes in any such assets, operations, rights, product lines, licenses, businesses or interests therein, and in each case, the entry into agreements with, and submission to Orders of, the relevant Governmental Entity giving effect thereto as promptly as practicable; provided, however, that no such actions shall be required unless the effectiveness of such action is contingent upon the occurrence of the Effective Time and none of the Company or any of the Company’s Affiliates or Subsidiaries shall take any of such actions without Parent’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed); and
(E)    notwithstanding anything to the contrary set forth in this Section 7.5(b), neither this Section 7.5(b) nor the “reasonable best efforts” nor any other provision set forth in this Agreement shall require, or be construed to require Parent or the Company or any of their respective Affiliates or Subsidiaries to proffer or agree to (1) sell, lease, license, transfer, dispose of, divest or otherwise Encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other Encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates or Subsidiaries), or (2) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their Affiliates or Subsidiaries) that in the case of all such requirements described in clauses (1) and (2) of this Section 7.5(b)(ii)(E), individually or in the aggregate, would result in a material adverse effect on (x) the financial condition, business operations or results of operations of the Company and its Subsidiaries (taken as a whole), after giving effect to the transactions contemplated by this Agreement, or (y) the financial condition, business operations or results of operations of Parent and its Subsidiaries (taken as a whole), after giving effect to the transactions contemplated by this Agreement (measured for purposes of such determination as if Parent and its Subsidiaries, after giving effect to the transactions contemplated by this Agreement, were the same size as the Company and its Subsidiaries)(an action having the effects described in the foregoing clause (x) or (y) of this Section 7.5(b)(ii)(E), a “Substantial Detriment”); provided, however, that Parent can compel the Company to (and to cause the Company’s Affiliates and Subsidiaries to) take any of the actions referred to in this Section 7.5(b)(ii)(E) (or agree to take such actions) with respect to the assets, operations, rights, product lines, licenses, businesses or interests therein of the Company and its Affiliates and Subsidiaries so long as the effectiveness of such action is contingent upon the consummation of the Merger.
(iii)    Cooperation. Notwithstanding anything in this Agreement to the contrary, Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, lead the strategy for seeking and obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Merger, including under the HSR Act, including but not limited to directing and unilaterally determining any decision to pull and refile any filing under the HSR Act, provided, however, that any decision to pull and refile any such filing more than once shall require the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed). Parent and the Company shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to itself, any of its respective Affiliates and Subsidiaries and any of their respective Representatives, that appears in any filing made with, or written materials delivered or submitted by the other to any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates or Subsidiaries or any of its or their respective Representatives to participate in any discussions or meetings with any Governmental Entity in respect of the Required Regulatory Approvals unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat. Notwithstanding any other requirement in this Section 7.5, where a Party (a “Disclosing Party”) is required under this Section 7.5 to provide information to another Party (a “Receiving Party” ) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive information only to antitrust counsel of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information.
7.6.    Status and Notifications(a)    . Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.5(a)(v) and Section 7.5(b)(iii), the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including as promptly as reasonably practicable notifying the other of any substantive or material notices or communications received by Parent or the Company, as the case may be, or any of their respective Affiliates or Subsidiaries, from any third party, including any Governmental Entity, with respect to such transactions and as promptly as reasonably practicable following such receipt furnishing the other with, if applicable, copies of notices or other communications (or where no such copies are available, a reasonably detailed written description thereof).
7.7.    Third-Party Consents. Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall reasonably cooperate with Parent, upon the reasonable request of Parent, in connection with giving, obtaining and/or effecting, as applicable, any such notices, acknowledgments, waivers or consents and Contract amendments, supplements or other modifications; provided that notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Affiliates or Subsidiaries be required to make or agree to make any payments to any third party (other than payments to the Company, any of its Subsidiaries or their respective Affiliates’ Representatives for services rendered in connection with the transactions contemplated by this Agreement), concede or agree to concede anything of monetary or economic value, amend or otherwise modify any Contract to which it is a party to or bound or commence, defend or participate in any Proceeding, in each case in connection with such cooperation.
7.8.    Information and Access.
(a)    The Company and Parent each shall (and shall cause its Subsidiaries to, and shall instruct, its and their respective Representatives to), upon the reasonable request by the other, furnish to the other, as promptly as reasonably practicable, with all information concerning itself, its Representatives and such other matters as may be necessary or advisable in connection with transactions contemplated by this Agreement. The information and access provided to Parent and the Company pursuant to this Section 7.8 will be used solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related to the transactions contemplated by this Agreement. With respect to the information supplied in writing by or on behalf of Parent, its Affiliates or Subsidiaries or its or their respective Representatives for inclusion in or incorporation by reference into the Proxy Statement, Parent acknowledges and agrees that none of such information will, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or of filing with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    In addition to and without limiting the rights and obligations set forth in Section 7.8(a), the Company shall (and shall cause its Subsidiaries to), upon reasonable prior notice, afford Parent and its Representatives reasonable access, during normal business hours, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, to its employees, agents, properties, offices and other facilities, Contracts, books and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, operations, properties and assets and personnel solely for the purposes of furthering the transactions contemplated by this Agreement and for integration planning purposes as may reasonably be requested by or on behalf of Parent; provided, however, that, subject to compliance with the obligations set forth in Section 7.8(c): (i) neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent doing so would, in the Company’s reasonable judgment reasonably be expected to result in (A) a violation of applicable Law, (B) the disclosure of any trade secrets, (C) the breach of any contractual confidentiality obligations in any Contract with a third party (other than a Permitted Confidentiality Agreement) or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party, (D) waive the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings or (E) result in the disclosure of any sensitive or Personal Information that would expose the Company or any of its Subsidiaries to the risk of liability; (ii) in no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representative unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants; and (iii) in no event shall access include any invasive environmental sampling or testing of soils, groundwater or building materials. All requests for such access or information made pursuant to this Section 7.8(b) shall be initially directed to the Person set forth in Section 7.8(b) of the Company Disclosure Schedule, which Person may be replaced by the Company at any time by providing written notice to Parent, and any access granted in connection with a request made pursuant to this Section 7.8(b) shall be supervised by such Persons and be conducted in such a manner so as not to unreasonably interfere with any of the businesses, properties or assets of the Company or any of its Subsidiaries.
(c)    In the event that the Company objects to any request submitted pursuant to Section 7.8(b) on the basis of one or more of the matters set forth in clause (i) of Section 7.8(b), it must do so by providing Parent, in reasonable detail, the nature of what is being prevented and/or withheld and the reasons and reasonable support therefor, and prior to preventing such access or withholding such information or documents from Parent and its Representatives, the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in clause (i) of Section 7.8(b), including through the use of commercially reasonable efforts to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such information and documents in a manner to remove the basis for the objection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by clause (i)(C) of Section 7.8(b), obtaining a waiver with respect to or consent under such contractual confidentiality obligations.
(d)    Without limiting the generality of the other provisions of this Section 7.8, the Company and Parent, as each deems advisable and necessary, after consultation with their respective outside legal counsel, may reasonably designate competitively sensitive information and documents (including those that relate to valuation of the Company or Parent (as the case may be)) as “Outside Counsel Only Information.” Such information and documents shall only be provided to the outside legal counsel of the Company or Parent (as the case may be), or subject to such other similar restrictions mutually agreed to by the Company and Parent, and subject to any amendment, supplement or other modification to the Confidentiality Agreement or additional confidentiality or joint defense agreement between or among the Company and Parent; provided, however, that, subject to any applicable Laws relating to the exchange of information, the outside legal counsel receiving such information and documents may prepare one or more reports summarizing the results of any analysis of any such shared information and documents, and disclose such reports, other summaries or aggregated information derived from such shared information and documents to Representatives of such outside legal counsel’s client.
(e)    To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 7.8 or otherwise in accordance with the terms and conditions of this Agreement or the Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.

(f)    No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 7.8 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available pursuant to Section 7.5, Section 7.6, this Section 7.8 or otherwise in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity.
7.9.    Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Thereafter, the Company and Parent shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any other press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by this Agreement and shall not issue any such press release or otherwise make such public statements, disclosures or communications prior to such consultation except (a) as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service or the NYSE, (b) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s responses thereto or (c) with respect to the Parties’ disclosures or communications with any Governmental Entity regarding the Proxy Statement or any Company Approvals or Parent Approvals contemplated by Section 7.5, which shall be governed by the provisions of Section 7.5 and in addition to the exceptions set forth in foregoing clauses (a) through (c) of this second sentence of this Section 7.9, each of the Company and Parent (and Representatives thereof) may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Company and Parent or to the extent that they have been reviewed and previously approved by both the Company and Parent. In addition, subject to the exceptions set forth in clause (a) of the preceding sentence, the Company shall consult with Parent regarding the form and substance of any press releases or other public statements, disclosures or communications of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of any press releases or other public statements, disclosures or communications.
7.10.    Employee Benefits.
(a)    Parent agrees that the Continuing Employees shall, during the period commencing at the Effective Time and ending on the one year anniversary of the Effective Time (or, if earlier, the date of the applicable Continuing Employee’s termination of employment), be provided with (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (ii) other compensation opportunities and employee benefits that are no less favorable than the other compensation opportunities and employee benefits provided by Parent to similarly situated employees of Parent and its Subsidiaries.
(b)    Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
(c)    If requested by Parent not less than five business days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate each Company Benefit Plan that includes a tax-qualified defined contribution retirement arrangement that is subject to Section 401(k) of the Code (collectively, the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the advance review of Parent, and any Parent comments shall be considered in good faith. If Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated not later than two (2) days immediately preceding the Closing Date, (ii) Continuing Employees who participated in the Company 401(k) Plan shall be eligible to participate, effective as of the Effective Time, in the corresponding tax-qualified defined contribution plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), and (iii) following the Effective Time (and, if Parent determines in its sole discretion that a determination letter is appropriate, as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, or any earlier time permitted under applicable law), the assets thereof shall be distributed to the participants, and, Parent shall permit the Continuing Employees who are actively employed as of such time to make rollover contributions of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including loans), in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.
(d)    Parent shall, and shall cause the Surviving Corporation to, honor the terms of the Company Benefit Plans set forth in Section 7.10(c) of the Company Disclosure Schedule.
(e)    Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) without limiting the generality of Section 10.8, create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.
7.11.    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (A) the transactions contemplated by this Agreement and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and (ii) advance expenses as incurred; provided that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the Chosen Courts that such Person is not entitled to such advanced expenses.
(b)    Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement) from the Company’s D&O Insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed 300 percent of the current aggregate annual premium paid by the Company for such purpose. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with the Company’s D&O Insurance carrier as of the date of this Agreement or with or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the

Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s D&O Insurance carrier as of the date of this Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement); provided, however, that in no event shall the annual cost of such D&O Insurance exceed during the Tail Period 300 percent of the current aggregate annual premium paid by the Company for such purpose; and provided further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)    During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(d)    If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all the obligations set forth in this Section 7.11.
(e)    The provisions of this Section 7.11 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable, subject to the Bankruptcy and Equity Exception, by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.11.
(f)    Nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution of any such claims under such policies).
7.12.    Takeover Statutes. If any Takeover Statute is, becomes or is deemed applicable to the transactions contemplated by this Agreement or the Support Agreements, the Company and the Company Board shall grant such approvals and shall take all such actions as are reasonably necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreement and otherwise act to eliminate the effects of any such Takeover Statutes.
7.13.    Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company or any Indemnified Party from and following the date of this Agreement and prior to the Effective Time (such litigation, other than any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 4.2(f), “Transaction Litigation”), the Company shall as promptly as practicable (a) notify Parent thereof and keep Parent reasonably informed with respect to the status thereof and (b) give Parent a reasonable opportunity to participate in the defense and/or settlement (at Parent’s sole expense and subject to a customary joint defense agreement) of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Company shall in any event control such defense and/or settlement and, for the avoidance of doubt, the disclosure of information to Parent in connection therewith shall be subject to the provisions of Section 7.8; provided further that the Company shall not settle or agree to settle any Transaction Litigation without prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).
7.14.    Section 16 Matters. The Company and Parent, and the Company Board and the board of directors of Parent (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.
7.15.    Delisting and Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable Law, including, for the avoidance of doubt, the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, but in any event no more than ten days thereafter. In connection therewith, Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 7.15) shall use commercially reasonable efforts to (a) assist in enabling the Company or NYSE to be in a position to promptly file and cause the Surviving Corporation or NYSE to file with the SEC a Form 25 on the Closing Date and (b) cause the Surviving Corporation to file a Form 15 on the first Business Day that is at least ten days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”).
7.16.    Certain Actions. Upon the Closing, Parent shall assume the obligations of the Company described in Section 7.16 of the Company Disclosure Schedule.

7.17.    Advisory Client Consent Process.
(a)    As promptly as reasonably practicable following the date of this Agreement, the Company shall, and shall, as applicable, cause the Company Adviser Subsidiary to, (i) cause each Fund to provide written consent to the change in control of the Company and the “assignment” (as defined under the Advisers Act) of the investment advisory contract between such Fund and the Company Adviser Subsidiary, and (ii) use its commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, the consent (the “Client Consents”) of the investors in each Fund (each, an “Advisory Client,” and together, the “Advisory Clients”). Without limiting the foregoing, the Company shall, or shall cause the Company Adviser Subsidiary to, send, at least sixty days prior to the Closing Date, a written notice to each Advisory Client (i) informing such Advisory Client of the transactions contemplated hereby, (ii) informing such Advisory Client that the Company Adviser Subsidiary intends to continue to provide advisory services to such Advisory Client after the Closing and requesting such Advisory Client’s consent thereto, (iii) requesting the requisite consent of such Advisory Client to such deemed assignment and (iv) unless the Advisory Client’s investment advisory contract requires the Advisory Client’s written consent to such deemed assignment, informing such Advisory Client that the consent of such Advisory Client will be deemed to have been provided if such Advisory Client does not notify in writing the Company Adviser Subsidiary of its objection to such deemed assignment, or of its termination of its investment advisory contract, within thirty (30) days after the sending of such notice. At the end of such thirty (30)-day period, if such Advisory Client has not provided written notice to the Company Adviser Subsidiary of such objection or termination, such Advisory Client shall be deemed to have provided its Client Consent for all purposes under this Agreement. In the case of a Person who becomes an Advisory Client during the period from the date of this Agreement through the Closing (a “New Client”), the Client Consent of such New Client shall be deemed to have been provided for all purposes hereunder, if the Company Adviser Subsidiary provides such New Client with disclosure prior to the entering into of its investment advisory contract (A) informing such New Client of the transactions contemplated hereby, (B) informing such New Client that the Company Adviser Subsidiary intends to continue to provide investment advisory services to such New Client after Closing, and (C) informing such New Client that the consent of such New Client will be deemed to have been provided by the entering in to by such New Client of its investment advisory contract.
(b)    Prior to distribution, Parent shall be provided a reasonable opportunity to review all communications to be used by the Company with the Advisory Clients, or otherwise in connection with obtaining the Client Consents, and the Company shall consider in good faith all reasonable and timely comments from Parent to such materials and communications.  The Company shall take reasonable steps to keep Parent reasonably informed of the status of obtaining the Client Consents.

ARTICLE VIII

Conditions to Effect the Closing
8.1.    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:
(a)    Company Stockholder Approval and Adoption by Parent. (i) The Requisite Company Vote shall have been obtained and (ii) this Agreement shall have been adopted by Parent (as Merger Sub’s sole stockholder) in accordance with applicable Law and Merger Sub’s Organizational Documents.
(b)    Regulatory Approvals. (i) The statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity set forth in Section 8.1(b)(i) of the Company Disclosure Schedule applicable to the consummation of the transactions contemplated by this Agreement, shall have expired or been earlier terminated and (ii) the Parent Approvals and the Company Approvals set forth in Section 8.1(b)(ii) of the Company Disclosure Schedule shall have been obtained and in full force and effect (collectively, the “Required Regulatory Approvals”), in each case, in respect of Parent’s and Merger Sub’s obligation to close only, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would result in a Substantial Detriment.
(c)    No Legal Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and prevents or would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.
8.2.    Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties set forth in: (i) Section 5.10(b) (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, (ii) Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(e) and Section 5.2(h) (Capital Structure) shall have been true and correct, other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company as of the date of this Agreement and shall be true and correct as of the Closing, other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company as of the date of this Agreement, as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval and Fairness), Section 5.20 (Takeover Statutes) and Section 5.21 (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iv) Article V (other than those set forth in the foregoing clauses (i), (ii) and (iii) of this Section 8.2(a)), without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers or qualifiers of similar import set forth therein, except with respect to (A) the term “material fact” in Section 5.6(b) and (B) the term “Material Contract”, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Event that, individually or in the aggregate, has resulted in a Company Material Adverse Effect that remains in effect.
(d)    Company Closing Certificate. Parent shall have received a certificate duly executed on behalf of the Company by a duly authorized officer of the Company certifying that (in his or her or their capacity as such and not in his or her or their personal capacity and without any personal liability) the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
8.3.    Conditions to the Company’s Obligation to Effect the Closing. The obligation of the Company to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article VI, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    Parent and Merger Sub Closing Certificate. The Company shall have received a certificate duly executed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub certifying that (in his or her or their capacity as such and not in his or her or their personal capacity and without any personal liability) that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX

Termination
9.1.    Termination by Mutual Written Consent. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by the mutual written consent of the Parties.
9.2.    Termination by Either the Company or Parent. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by either the Company or Parent if:
(a)    the transactions contemplated by this Agreement shall not have been consummated by 5:00 p.m. (New York time) on the first anniversary of the date hereof (the “Outside Date”), (subject to Section 10.7(b)) whether before or after the Requisite Company Vote has been obtained; provided further, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement or extend the Outside Date pursuant to this Section 9.2(a) shall not be available to either the Company or Parent if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date (it being understood that for the purposes of this Section 9.2(a) any such breach by Merger Sub shall be deemed such a breach by Parent);
(b)    any final, binding and non-appealable judgment preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, or there shall be any Law (provided, that any Orders enacted must be final, binding and non-appealable) enacted or deemed applicable to the Merger that prohibits consummation of the transactions contemplated by this Agreement (a “Restraint”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party if the issuance of such judgment was primarily caused by or the result of the failure of such party to perform any of its obligations under this Agreement; or
(c)    the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting or at any postponement or adjournment thereof taken in accordance with this Agreement.
9.3.    Termination by the Company. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company:
(a)    if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by the Company to Parent and Merger Sub specifying this Section 9.3(a) and describing such breach or failure in reasonable detail and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur or if Parent has the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.4(a); or
(b)    at any time prior to the time the Requisite Company Vote is obtained, in order for the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 7.2 and so long as prior thereto or concurrently therewith the Company pays or causes to be paid to Parent the Termination Fee by wire transfer of immediately available funds.
9.4.    Termination by Parent. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent:
(a)    if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by Parent to the Company specifying this Section 9.4(a) and describing such breach or failure in reasonable detail and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite

Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if either Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur or if the Company has the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.3(a); or
(b)    at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board shall have effected a Change of Recommendation or (ii) the Company Board has caused, authorized or permitted the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or the Company or a Subsidiary enters into such an Alternative Acquisition Agreement.
9.5.    Notice of Termination; Effect of Termination and Abandonment.
(a)    In the event this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Affiliates or its or their respective Representatives); provided, however, that: (i) no such termination shall relieve any Party of any liability or damages to any other Party (which liability or damages the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, pursuant to Section 261(a)(1) of the DGCL and subject to the last sentence of Section 10.8, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) (A) resulting from any willful and material breach of this Agreement or Fraud or (B) as contemplated by Section 9.3(b), Section 9.5(b) and Section 9.5(c); and (ii) the provisions set forth in Section 9.3(b), this Section 9.5 and the second sentence of Section 10.1 shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. Subject to the last sentence of Section 10.8, the Parties acknowledge and agree that, to the extent Parent or Merger Sub are required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated by this Agreement, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Persons who are holders of Shares as of the date on which this Agreement is terminated in respect of the Shares.
(b)    In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article IX:
(i)    by either the Company or Parent pursuant to Section 9.2(a) and at the time of such termination each of the conditions set forth in Section 8.3(a) and Section 8.3(b) shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the such conditions being able to be satisfied) and: (A) a bona fide Acquisition Proposal shall have been publicly disclosed after the date of this Agreement and not publicly withdrawn any time prior to such termination and (B) within twelve months of such termination, the Company consummates any Acquisition Proposal or enters into a definitive agreement with respect to any Acquisition Proposal that is ultimately consummated;
(ii)    by Parent pursuant to Section 9.4(b), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within two Business Days following the date of such termination and abandonment.
For purposes of the references to an “Acquisition Proposal” in Section 9.5(b)(i), all references in the definition of “Acquisition Proposal” to “twenty percent” shall each be deemed to be references to “fifty percent.” In addition, in the event this Agreement is terminated by the Company pursuant to 9.3(b) then prior thereto or concurrently therewith the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds.
(c)    The Parties acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion, (ii) the agreements set forth in this Section 9.5 and Section 9.3(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if the Company fails to promptly pay or cause to be paid the amounts due pursuant to this Article IX, and, in order to obtain such amounts, Parent commences a Proceeding that results in a final, binding and non-appealable judgment against the Company for the Termination Fee (or any portion thereof), the Company shall pay or cause to be paid to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee (or any portion thereof), as the case may be, at the prime rate as published in the Wall Street Journal in effect on the date such amounts were required to be made from such date through the date of payment and (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Termination Fee becomes payable by, and is paid or caused to be paid by, the Company, such fee shall be Parent’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement; provided, however, that any such payment shall not relieve the Company of any liability or damages incurred or suffered by Parent or Merger Sub to the extent such liability or damages were the result of or arise out of any Fraud, willful and material breach of this Agreement (including with respect to breaches of this Agreement pursuant to which the Termination Fee shall have become or becomes payable pursuant to this Article IX), in which case Parent and/or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise.
ARTICLE X

Miscellaneous and General
10.1.    Survival. Article I, this Article X, the representations and warranties, covenants and agreements of the Parties, as applicable, set forth in Section 5.26 (No Other Representations or Warranties; Non-Reliance), Section 6.11 (No Other Representations or Warranties; Non-Reliance), Section 10.3 (Expenses), Section 9.5 (Notice of Termination; Effect

of Termination and Abandonment), the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights in connection with, arising out of or otherwise related to any breach of such representations, warranties, covenants and agreements, shall not survive, except as set forth in Article IX, the termination of this Agreement and abandonment of the transactions contemplated by this Agreement.
10.2.    Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email (excluding undeliverable or other similar automatically generated responses). Such communications must be sent to the respective Parties at the following street addresses or email addresses (or at such street address or email address previously made available or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2) (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 10.2 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):
if to the Company:

Forge Global Holdings, Inc.
4 Embarcadero Center Floor 15 San Francisco, CA 94111
Attention:	James Nevin; Legal Department
Email:	James.nevin@forgeglobal.com; legal@forgeglobal.com
with a copy to (which shall not constitute notice):

Sullivan & Cromwell, LLP
125 Broad Street, New York, NY 10004-2498
Attention:	Stephen M. Kotran; Bradley S. King
Email:	kotrans@sullcrom.com; kingbrad@sullcrom.com

and a copy to (which shall not constitute notice):

Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street P.O. Box 1347 Wilmington, DE 19899-137
Attention:	Jeffrey R. Wolters; Patricia O. Vella
Email:	jwolters@morrisnichols.com; pvella@morrisnichols.com
if to Parent or Merger Sub

The Charles Schwab Corporation
3000 Schwab Way Westlake, TX 76262
Attention:	Michael Hecht; Mark Tellini
Email:	Michael.Hecht@schwab.com; Mark.Tellini@schwab.com; Corpdev@schwab.com with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street
New York, NY 10019
Attention:	Matthew M. Guest; Nathaniel R. Ludewig
Email:	MGuest@wlrk.com; NRLudewig@wlrk.com
10.3.    Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except (a) as otherwise expressly provided herein and (b) that the filing fees and similar fees incurred with respect to the Company Approvals and Parent Approvals shall be paid by Parent.
10.4.    Transfer Taxes. Except as otherwise provided in Section 4.2(b), all Transfer Taxes incurred in connection with the Merger shall be paid by Parent and Merger Sub when due and expressly shall not be a liability of any holders of Shares, Company Equity Awards or the Company, and Parent and Merger Sub will protect, defend, indemnify and hold harmless the holders of Shares, Company Equity Awards and the Company against liability for any such Taxes.
10.5.    Amendment or Other Modification; Waiver.
(a)    Subject to the provisions of applicable Law and the provisions of Section 7.11, at any time prior to the Effective Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties (and in the case of the Company and Merger Sub, by action taken or authorized by the Company Board or board of directors of Merger Sub, respectively).
(b)    The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party. Any Party may, to the extent permitted by applicable Law and subject to the provisions of Section 7.11, waive any provision of this Agreement in whole or in part (including by extending the time for the performance of any of the obligations or other acts of the other Parties); provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent provided for otherwise in Section 9.5.
10.6.    Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)    This Agreement and all Proceedings against any other Party in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, subject to Section 10.1, its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction or the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
(b)    Each of the Parties agrees that: (i) it shall bring any Proceeding against any other Party in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.6(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c)    Each Party acknowledges and agrees that any Proceeding against any other Party which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Proceeding. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 10.6(c).
10.7.    Specific Performance.
(a)    Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, except to the extent provided otherwise in Section 9.5, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.6(b), without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, except to the extent consistent with the provisions set forth in Section 9.5.
(b)    To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms and conditions of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.
10.8.    Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except that (a) the Company with respect to the right to pursue damages (including damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the holders of Shares) pursuant to Section 9.5(a), the last sentence of this Section 10.8 and Section 261(a)(1) of the DGCL, (b) from and after the Effective Time, the Indemnified Parties pursuant to the provisions of Section 7.11, and (c) from and after the Effective Time, the holders of Shares and the holders of Company Equity Awards with respect to their respective rights to receive the consideration payable pursuant to Article IV. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (a) of this Section 10.8, the provisions of Section 9.5(a) and Section 261(a)(1) of the DGCL with respect to the recovery of damages based on the losses suffered by the holders of Shares (including the loss of the economic benefit of the transactions contemplated by this Agreement to the holders of Shares) shall only be enforceable on behalf of the holders of Shares by the Company in its sole and absolute discretion, as agent for the holders of Shares, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferable therewith and, consequently, any damages, settlements, awards or other amounts recovered or received by the Company with respect to such losses or claims (net of expenses incurred by the Company in connection therewith or in connection with the entry into and negotiation of this Agreement or any of the transactions contemplated by this Agreement) may, among other things, and in the Company’s sole and absolute discretion: (i) be distributed, in whole or in part, by the Company to the record holders of the Shares as of any date determined by the Company in its sole and absolute discretion or (ii) be retained by the Company for the use and benefit of the Company on behalf of holders of Shares in any manner the Company deems fit in its sole and absolute discretion.
10.9.    Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by a Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
10.10.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as may be required to satisfy the obligations contemplated by Section 7.11, no Party may assign this Agreement, any right to damages for breach of this Agreement or any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of the other Parties not seeking to assign this Agreement, any right to damages for breach of this Agreement or any of its rights or interests or delegate any of its obligations, except as provided for in Section 10.9, and any attempted or purported assignment or delegation in violation of this Section 10.10 shall be null and void; provided, however, that Parent may designate another direct Wholly Owned Subsidiary organized under the laws of any State of the United States to be a constituent corporation in lieu of Merger Sub, so long as Parent provides the Company with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other direct Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other direct Wholly Owned Subsidiary as of the date of such designation; provided that (a) any such designation shall not reasonably be expected (in the Company’s reasonable determination)

to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the rights of the stockholders of the Company under this Agreement in any respect and (b) no assignment, delegation or designation shall relieve Parent of any of its obligations pursuant to this Agreement unless the Parties enter into a novation.
10.11.    Entire Agreement.
(a)    This Agreement (including the Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.  The Company Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
(b)    In the event of (a) any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Exhibits, the Company Disclosure Schedule (other than an exception expressly set forth in the Company Disclosure Schedule), on the other hand, the statements in the body of this Agreement shall control or (b) any inconsistency between the statements in this Agreement, on the one hand, and the Confidentiality Agreement, on the other hand, the statements in this Agreement shall control.
(c)    Each Party acknowledges the provisions set forth in Section 5.26 and Section 6.11 and, without limiting such provisions, additionally acknowledges and agrees that, except for the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for Fraud or intentional or willful misrepresentation in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.
10.12.    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
10.13.    Counterparts; Effectiveness. This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (b) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.

FORGE GLOBAL HOLDINGS, INC.

By:	/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer

THE CHARLES SCHWAB CORPORATION

By:	/s/ Richard A. Wurster
	Name:	Richard A. Wurster
	Title:	President and Chief Executive Officer

EMBER-FALCON MERGER SUB, INC.

By:	/s/ Michael Hecht
	Name:	Michael Hecht
	Title:	Vice President